REVOLVING CREDIT AGREEMENT


  This REVOLVING CREDIT AGREEMENT, dated as of September 30, 1998, by and among AMPCO-PITTSBURGH CORPORATION (hereinafter called the "Company"), the Banks named in Section 2.01 hereof (hereinafter each called a "Bank" and collectively called the "Banks") and MELLON BANK, N.A., a national banking association, as agent for the Banks under this Agreement (hereinafter in such capacity called the "Agent");

                         PRELIMINARY STATEMENT:

  WHEREAS, the Company has requested and the Banks and the Agent are willing to make available to the Company, upon all of the terms and conditions herein set forth, a revolving credit facility;

  NOW THEREFORE, in consideration of their mutual agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows;

                                ARTICLE I

                        DEFINITIONS; CONSTRUCTION

  1.01. Certain definitions. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

  "Affiliate" of a Person (the "Specified Person") shall mean
(a) any Person which directly or indirectly controls, or is controlled by, or is under common control with, the Specified Person, (b) any director or executive officer (or, in the case of a Person which is not a corporation, any individual having analogous powers) of the Specified Person or of a Person who is an Affiliate of the Specified Person within the meaning of the preceding clause (a). For purposes of the preceding sentence, "control" of a Person includes the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        "Agent's Fees" shall have the meaning assigned to such term in Section 2.05(b) hereof.

       "Agreement" shall mean this Revolving Credit Agreement as amended, modified or supplemented from time to time.

  "Assignment Notice" shall have the meaning assigned to such term in Section 9.14(c) hereof.

  "Assets" of any Person at any time shall mean the assets of such Person at such time, determined and consolidated in accordance with GAAP.

  "Base Rate" and "Base Rate Option" shall have the meanings assigned to those terms in Section 2.07(a)(i) hereof.

  "Base Rate Loan" shall mean any Loan bearing interest under the Base Rate Option.

  "Business Day" shall mean any day other than a Saturday, Sunday, public holiday under the laws of the Commonwealth of Pennsylvania or other day on which banking institutions are authorized or obligated to close in Pittsburgh, Pennsylvania.

  "Closing Date" shall mean September 30, 1998.

  "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed to also refer to any successor sections.

  "Commitment" and "Current Commitment" shall have the meaning assigned to that term in Section 2.01 hereof.

  "Consolidated Assets" shall mean the Assets of the Company and its Consolidated Subsidiaries, determined and consolidated in accordance with GAAP.

   "Consolidated Book Net Worth" shall mean the consolidated stockholder's equity of the Company and its Consolidated
Subsidiaries determined, both as to classification of items and amounts, and consolidated in accordance with, GAAP.

  "Consolidated EBIT" for any period, with respect to the Company and its Consolidated Subsidiaries shall mean the sum of
(a) Consolidated Net Income for such period, (b) Consolidated Interest Expense for such period, (c) charges against income for foreign, federal, state and local income taxes for such period,
(d) extraordinary losses to the extent included in determining such Consolidated Net Income (including after tax losses on a sale of Assets outside of the ordinary course of business and not otherwise included in extraordinary losses under GAAP), minus (e) extraordinary gains to the extent included in determining such Consolidated Net Income (including after tax gains on a sale of Assets outside of the ordinary course of business and not otherwise included in extraordinary gains under GAAP),, all as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Interest Coverage Ratio" for any period shall mean the ratio of Consolidated EBIT for such period to Consolidated Interest Expense for such period.

  "Consolidated Interest Expense" for any period shall mean the total interest expense of the Company and its Consolidated Subsidiaries in respect of Funded Indebtedness for such period determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" shall mean the net income from continuing operations (after taxes) of the Company and its Consolidated Subsidiaries, determined and consolidated in accordance with GAAP, excluding, however, non-cash extraordinary items.

  "Consolidated Subsidiaries" at any particular time shall mean those Subsidiaries of the Company whose accounts are, or should be, consolidated with those of the Company in accordance with GAAP.

  "Corresponding Source of Funds" shall mean in the case of any Euro-Rate Loan, the proceeds of hypothetical receipts by a Notional Euro-Rate Funding Office of one or more Dollar deposits in the interbank eurodollar market at the beginning of the Euro-Rate Interest Period applicable to such Loan, having maturities approximately equal to such Interest Period and in an aggregate amount approximately equal to such Loan.

  "Dollar", "Dollars" and the symbol "$" shall mean lawful money of the United States of America.

  "Environment" shall mean (without limitation) all air, surface water, water vapor, groundwater, drinking water supply, soil or land, including land surface or subsurface, and includes all fish, wildlife and all other natural resources.

  "Environmental Affiliate" shall mean, with respect to any Person, any other Person whose liability (contingent or otherwise) for any Environmental Claim such person has retained, assumed or otherwise is liable for (by Law, agreement or otherwise).

  "Environmental Approvals" shall mean any governmental action pursuant to or required under any federal, state or local
Environmental Law.

  "Environmental Claim" shall mean, with respect to any Person, any action, suit, proceeding, notice, claim, complaint, lien, demand, request for information or other communication (written or oral) by any other person (including but not limited to any governmental authority, citizens' group or present or former employee of such Person) based upon, alleging, asserting or claiming any actual or potential (a) violation of any Environmental Law, (b) liability under any Environmental Law or
(c) liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, material personal injuries, fines or penalties arising out of, based on or resulting from the presence, or release into the Environment, of any Environmental Concern Materials at any location, whether or not owned by such Person.

  "Environmental Cleanup Site" shall mean any location which is listed or proposed for listing on the National Priorities
List, on CERCLIS or on any similar state list of sites requiring investigation or cleanup.

   "Environmental Concern Materials" shall mean (a) any flammable substance, explosive, radioactive material, hazardous material, hazardous waste, toxic substance, solid waste, pollutant, contaminant or any related material, raw material, substance, product or by-product or any substance specified in or regulated by any Environmental Law, (b) any toxic chemical or other substance from or related to industrial, commercial or institutional activities, and (c) asbestos, gasoline, diesel fuel, motor oil, waste and used oil, heating oil and other petroleum products or compounds, polycholorinated biphenyls, radon, urea formaldehyde, lead containing materials, radiation, heat, noise, and other physical agents.

  "Environmental Law" shall mean any Law, domestic or foreign, whether now existing or subsequently enacted or amended, relating to (a) pollution or protection of the Environment, including natural resources, (b) exposure of Persons, including but not limited to employees, to Environmental Concern Materials, (c) protection of the public safety, health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of Environmental Concern Materials or (d) regulation of the use or introduction into commerce of Environmental Concern Materials including their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage or disposal.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

  "ERISA Group Member" means each trade or business (whether or not incorporated and whether controlled by, controlling or under common control with the Company) which together with the Company is treated as a single employer under Section 414(b) or 414(c) of the Code.

  "Euro-Rate" and "Euro-Rate Option" shall have the meanings assigned to those terms in Section 2.07(a)(ii) hereof.

  "Event of Default" shall mean any of the Events of Default described in Article VII hereof.

  "Expiration Date" shall mean the date which is the 364th day following the Closing Date or, if extended in accordance with
Section 2.02, such extended date.

   "Facility Fee" shall have the meaning assigned to such term in Section 2.05(a) hereof.

  "Federal Funds Effective Rate" shall have the meaning assigned to such term in Section 2.07(a)(i) hereof.

   "Funded Indebtedness" of a person at any time shall mean all Indebtedness of such person which would at such time be classified as a long-term liability of such person in accordance with GAAP and shall also in any event include (a) any Indebtedness having a final maturity more than one year from the date of creation of such Indebtedness; and (b) any indebtedness, regardless of its term, which is of the type described in subsection (i), (ii), (iii) or (iv) of the definition of the term
 Indebtedness  below..

  "GAAP" shall mean generally accepted accounting principles in the United States of America (as such principles may change from time to time) applied on a consistent basis (except for changes in application with which the Company's independent certified public accountants concur), applied both to classification of items and amounts.

   "Guarantor  and  Guarantors"  shall mean each of Ampco-
Pittsburgh Securities V Corporation, a Delaware corporation; and
Union Electric Steel Corporation, a Pennsylvania corporation, each a Subsidiary of the Company.

   "Guaranty or Guaranties" shall mean the Guaranty and Suretyship Agreement of each of the Guarantors of even date herewith.

   "Indebtedness" of a Person shall mean:

  (i) all indebtedness or liability for or on account of money borrowed by, or for or on account of deposits with or advances to, such Person;

  (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

  (iii) all indebtedness or liability for or on account of property or services purchased or acquired by such Person except trade accounts that arise in the ordinary course of business but only so long as such trade accounts are payable on customary trade terms;

  (iv) any amount secured by a Lien on property owned by such Person (whether or not assumed) and capitalized lease obligations of such person (without regard to any limitation of the rights and remedies of the holder of such Lien or the lessor under such capitalized lease to repossession or sale of such property);

  (v) the face amount of all letters of credit issued for the account of such Person and, without duplication, the unreimbursed amount of all drafts drawn thereunder, and all other obligations of such Person associated with such letters of credit or draws thereon;

  (vi) all obligations of such Person in respect of acceptances or similar obligations issued for the account of such Person; and

  (vii) all obligations of such Person due and owing under any interest rate or currency protection agreement, interest rate or currency future, interest rate or currency option, interest rate or currency swap or cap or other interest rate or currency hedge agreement.

  "Indemnified Parties" shall have the meaning assigned to such term in Section 9.06(c) hereof.

  "Interest Period" shall have the meaning assigned to that term in Section 2.07(b) hereof.

  "Law" shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

   "Leverage Ratio" for any period shall mean the ratio of the Funded Indebtedness of the Company as at the end of such period to the Consolidated Book Net Worth of the Company as at the end of such period.

  "Lien" shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

  "Loan" shall mean any loan made by a Bank to the Company under this Agreement, and "Loans" shall mean the loans made by the Banks under this Agreement.

  "Loan Documents" shall mean this Agreement, the Notes, the Guaranties and all other ancillary agreements, instruments, certificates and/or documents which are required to be or are otherwise executed and delivered by the Company to the Agent and/or to any Bank in connection with this Agreement, in each case as the same may be amended, supplemented or modified from time to time hereafter.

  "London Business Day" shall mean a Business Day (as herein defined) which is also a day for dealing in deposits in Dollars by and among banks in the London interbank market.

   "Material Adverse Effect" shall mean (a) a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of the Company or any Guarantor individually or of the Company and its Subsidiaries taken as a whole, (b) a material adverse effect on the ability of the Company to perform or comply with any of the terms or conditions of this Agreement or the ability of any Guarantor to perform or comply with any of the terms or conditions of any Guaranty; or
(c) any adverse effect on the legality, validity, binding effect of this Agreement, any Guaranty, or upon the ability of the Agent or any Bank to enforce any rights or remedies under or in connection herewith.

  "Maturity Date" shall have the meaning assigned to that term in Section 2.07(b) hereof.

  "month", with respect to a Euro-Rate Interest Period, has the following meaning unless a calendar month is specified or the context otherwise clearly requires:

  (i) if the first day of such Euro-Rate Interest Period is the last day of a calendar month, a "month" is the interval between the last days of consecutive calendar months;

  (ii) otherwise, a "month" is the interval between the days in consecutive calendar months numerically corresponding to the first day of such Euro-Rate Interest Period or, if there is no such numerically corresponding day in a particular calendar month, then the last day of such calendar month.

  "Note" shall mean a promissory note of the Company executed and delivered pursuant to Section 2.03 of this Agreement, together with all extensions, renewals, refinancings or refundings in whole or part all of which are collectively referred to as the "Notes".

  "Notional Euro-Rate Funding Office" shall have the meaning given to that term in Section 2.13(a) hereof.

  "Office", when used in connection with the Agent, shall mean its office located at One Mellon Bank Center, Pittsburgh, Pennsylvania 15258, or at such other office or offices within the United States of the Agent or branch, Subsidiary or Affiliate thereof as may be designated in writing from time to time by the Agent to the Company and the Banks.

  "Official Body" shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

  "Option" or "Interest Rate Option" shall mean the Base Rate
Option or the Euro-Rate Option, as the case may be.

  "Participant" shall have the meaning assigned to such term in Section 9.14(b) hereof.

  "PBGC" means the Pension Benefit Guaranty Corporation established under Title IV of ERISA or any other governmental agency, department or instrumentality succeeding to the functions of said corporation.

  "Person" or "person" shall mean an individual, corporation, partnership, trust, unincorporated association, joint venture, joint-stock company, government (including political subdivisions), governmental authority or agency, or any other entity.

  "Plan" means any employee pension benefit plan which is covered by Title IV of ERISA and (i) which is maintained for employees of the Company or any ERISA Group Member; or (ii) to which the Company or any ERISA Group Member made, or was required to make, contributions at any time within the preceding five years.

  "Potential Default" shall mean any event or condition which with notice, passage of time or a determination by the Agent, or any combination of the foregoing, would constitute an Event of Default.

   "Prime Rate" shall mean the interest rate per annum announced from time to time by the Agent as its prime rate, such interest rate to change automatically from time to time, effective as of the effective date of each announced change in the Prime Rate. The Prime Rate may be greater or less than other interest rates charged by the Agent to other borrowers and is not solely based or dependent upon the interest rate which the Agent may charge any borrower or class of borrowers.

  "Purchasing Bank" shall have the meaning assigned to such term in Section 9.14(c) hereof.

  "Reportable Event" means (i) a reportable event described in
Section 4043 of ERISA and regulations thereunder for which the thirty day notice period has not been waived, (ii) a withdrawal by a substantial employer from a Plan to which more than one employer contributes, as referred to in Section 4063(b) of ERISA, or (iii) a cessation of operations at a facility causing more than twenty percent (20%) of Plan participants to be separated from employment, as referred to in Section 4062(e) of ERISA.

  "Required Banks" shall mean, as of any date, (i) so long as any single Bank has made Loans constituting, in the aggregate, at least 66 2/3% of the principal amount of Loans outstanding on such date, or if no Loans are outstanding on such date, which has a Commitment constituting, in the aggregate, at least 66 2/3% of the Total Current Commitments of all the Banks, then Banks which have made Loans constituting, in the aggregate, 100% of the principal amount of Loans outstanding on such date, or if no Loans are outstanding on such date, Banks which have Commitments constituting, in the aggregate, at least 100% of the Total Current Commitments of all the Banks, otherwise (ii) Banks which have made Loans constituting, in the aggregate, at least 66 2/3% of the principal amount of Loans outstanding on such date, or if no Loans are outstanding on such date, Banks which have Commitments constituting, in the aggregate, at least 66 2/3% of the Total Current Commitments of all the Banks.

  "Responsible Officer" shall mean the Chief Executive
Officer, Chief Financial Officer, President, Treasurer or
Controller of the Company, or such other officer or officers as the Company may designate from time to time and otherwise acceptable to the Agent.

  "Rolling Period" shall mean with respect to any fiscal quarter, such fiscal quarter and the three immediately preceding fiscal quarters considered as a single accounting period.

  "Set" of Loans shall mean those Loans made concurrently by the Banks hereunder requested by the Company to be made on a given day, having the same Maturity Date and bearing interest at the same Interest Rate Option.

  "Standard Notice" shall mean an irrevocable notice provided to the Agent on a Business Day which is

  (i)  the same Business Day in the case of any Set of Base
Rate Loans;

  (ii) at least three London Business Days in advance in the case of any Set of Euro-Rate Loans.

  Standard Notice must be provided on or before 12:00 o'clock noon, Pittsburgh time on the last day permitted for such notice.

  "Stock Payment" by any Person shall mean any dividend, distribution or payment of any nature (whether in cash, securities, or other property) on account of or in respect of any shares of the capital stock (or warrants, options or rights therefor) of such Person, including but not limited to any payment on account of the purchase, redemption, retirement, defeasance or acquisition of any shares of the capital stock (or warrants, options or rights therefor) of such Person, in each case regardless of whether required by the terms of such capital stock (or warrants, options or rights) or any other agreement or instrument.

  "Subsidiary" with respect to any Person shall mean any corporation, association, joint venture, partnership or other business entity (whether now existing or hereafter organized) of which a majority (by number of shares or number of votes) of any class of outstanding capital stock normally entitled to vote or other ownership interest having ordinary voting power is at the time as of which any determination is being made, owned or controlled directly or indirectly by such Person or by such Person and one or more Subsidiaries of such Person provided, however, that when used with respect to the Company, the term Subsidiary shall not include Vulcan, Inc., a Pennsylvania corporation.

  "Total Commitment" or "Total Current Commitment" shall have the meaning assigned to such term in Section 2.01 hereof.

   "UES Tangible Net Worth" shall mean the stockholder s equity of Union Electric Steel Corporation ( UES ), determined, both as to classification of items and amounts, in accordance with GAAP, except that (a) there shall be deducted from stockholders equity
(i) the amount of any inter-company receivables and guaranties and (ii) all intangible Assets included in the balance sheet of UES, including but not limited to investments in its Subsidiaries as recorded on its books, organization costs, securities issuance costs, unamortized debt, discount and expense, goodwill, excess of purchase price over net assets acquired, agreements not to compete, patents trademarks, copyrights, trade secrets, knowhow, licenses, franchises, research and development expenses and any amount reflected as treasury stock and (b) there shall be added to stockholder s equity the amount of any inter-company payables owed Ampco UES Sub, Inc., a Delaware Corporation

  1.02. Construction. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole and "or" has the inclusive meaning represented by the phrase "and/or". References in this Agreement to "determination" by the Agent or the Banks or any Bank include good faith estimates by the Agent or the Banks or any Bank (in the case of quantitative determinations) and good faith beliefs by the Agent or the Banks or any Bank (in the case of qualitative determinations). The words "hereof", "herein", "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection and exhibit references are to this Agreement unless otherwise specified. All of the times set forth herein shall, unless otherwise expressly noted, refer to the time in Pittsburgh, Pennsylvania.

  1.03. GAAP. Notwithstanding the definition of GAAP contained herein, if any change in GAAP, after the date of this Agreement is or shall be required to be applied to transactions then or thereafter in existence, and a violation of one or more provisions of this Agreement shall have occurred (or in the opinion of the Agent or the Company would be likely to occur) which would not have occurred or be likely to occur if no change in accounting principles had taken place, the Company and the Banks agree in such event to negotiate in good faith an amendment of this Agreement which shall approximate to the extent possible the economic effect of the original financial covenants after taking into account such change in GAAP.

                               ARTICLE II

                               THE CREDIT

  2.01 Revolving Loans. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Bank severally agrees (such agreement being herein called such Bank's "Commitment") to make Loans to the Company at any time or from time to time on or after the Closing Date and to but not including the earlier of the Expiration Date; or the termination of the Commitment of such Bank, in an aggregate principal amount not exceeding at any one time outstanding the amount of such Bank's Current Commitment. The "Current Commitment" of each Bank at any time shall mean the Commitment amount set forth opposite its name below as such amount may have been reduced under Section 2.06 hereof at such time. Each Set of such Loans shall be made ratably by the Banks in accordance with the percentage set opposite the name of each Bank below:

  Name of Bank             Commitment Amount   Percentage

  Mellon Bank, N.A.        $5,000,000          66.6666%

  PNC Bank                 $2,500,000          33.3333%
    National Association

  Total Commitment         $7,500,000          100%

Within such limits of time and amount and subject to the provisions of this Agreement, the Company may borrow, repay and reborrow hereunder. The aggregate Current Commitments of all the Banks at any time is sometimes referred to as the "Total
Commitment" or "Total Current Commitment".

  2.02. Extension of Expiration Date. Provided that no Potential Default or Event of Default shall have occurred and be continuing, the Company may, prior to the then effective Expiration Date, request that the then effective Expiration Date be extended for an additional period of 364 days by providing written notice to the Agent requesting such extension not more than 90 days or less than 60 days before each such then effective Expiration Date (each an "Extension Request"). The Agent shall, promptly upon its receipt of any Extension Request, notify the Banks of such request. At least thirty days prior to such then effective Expiration Date, each Bank shall provide the Agent with written notice of its approval or denial of the Company's Extension Request which approval or denial shall be in the sole and absolute discretion of each Bank (it being understood that the failure of any Bank to provide such notice shall be deemed a rejection of the Extension Request). Promptly upon receipt of such notice (or deemed notice) from each Bank, the Agent shall notify the Company of the approval or denial by each Bank of the Extension Request.

Any extension of the Expiration Date shall be effective only if approved by the Required Banks and shall be binding only upon the Banks approving such Extension Request. Upon the approval of the Required Banks of any Extension Request, but effective on the day next immediately following the then effective Expiration Date, the Expiration Date shall be automatically extended for a period of 364 days from the then effective Expiration Date to the extent of the Current Commitments of the Banks approving such extension. In the event any Bank denies (or is deemed to have denied) an Extension Request (each a "Non-Extending Bank") which is otherwise approved by the Required Banks then (i) on the then scheduled Expiration Date, such Non-Extending Bank's Commitment shall terminate and taking into account any purchase of the Notes of such Non-Extending Bank by a Replacement Bank as provided below, the Company shall pay to the Agent for distribution to such Non-Extending Bank, the unpaid principal balance of the Loans of such Non-Extending Bank together with accrued and unpaid interest, fees or other amounts due such Non-Extending Bank pursuant to this Agreement; and (ii) the Company may request another Bank or Banks (each a "Replacement Bank") or, with the prior consent of the Agent (which consent shall not be unreasonably withheld), other bank or banks (each, also a "Replacement Bank") to assume all or part of the Commitment of such Non-Extending Bank effective as of the then scheduled Expiration Date unless otherwise agreed by and between the Non-Extending Bank and the Replacement Bank. Upon any part of the Commitment of a Non-Extending Bank being assumed by a Replacement Bank, such Replacement Bank shall, to the extent of the Commitment it has so assumed, purchase the Note of such Non-Extending Bank, which shall sell the same without recourse or warranty (except as to the amount due thereon, its title to such Note and its right to sell the same) to such Replacement Bank at a price in immediately available funds equal to the outstanding principal amount of the Loans of the Non-Extending Bank assumed whereupon (x) the then effective Expiration Date with respect to the Commitment assumed shall be extended for a period of 364 days commencing on the day next immediately following the then effective Expiration Date, (y) each Replacement Bank, if applicable, shall be deemed to be a "Bank" for purposes of this Agreement, and (z) each Non-Extending Bank shall cease to be a "Bank" for purposes of this Agreement (except with respect to any unpaid interest due on the Notes it has sold, to any unpaid principal and interest due on the Notes it has not sold and to its rights hereunder to be reimbursed for costs and expenses, and to indemnification with respect to matters attributable to events, acts or conditions occurring prior to such assumption and purchase) and shall no longer have any obligations hereunder.

  2.03 The Notes. The obligations of the Company to repay the aggregate unpaid principal amount of the Loans made by each Bank to the Company pursuant to Section 2.01 hereof and to pay interest thereon shall be evidenced in part by a single promissory note of the Company for each Bank dated on or prior to the Closing Date in substantially the form attached hereto as Exhibit A, with the blanks appropriately filled and payable to the order of the Bank in the amount of the lesser of such Bank's Commitment or the unpaid principal amount of all Loans made to the Company by such Bank. The outstanding principal amount of each Note and of each Loan, the unpaid interest accrued thereon, the interest rate or rates applicable and the Interest Period applicable to each Loan shall be determined from the Agent's records, which shall be presumed correct absent manifest error. The executed Notes shall be delivered by the Company to the Agent on or prior to the Closing Date and the Agent shall promptly furnish such Notes to the respective Banks.

  2.04 Making of Revolving Loans. (a) Whenever the Company desires that the Banks make a Set of Loans hereunder it shall give Standard Notice thereof to the Agent setting forth the following information substantially in the form of Loan Request attached hereto as Exhibit B:

(i) The date, which shall be a Business Day, on which such Loans are to be made;

(ii) The Interest Rate Option applicable to such Set of Loans, selected in accordance with Section 2.07(a) hereof;

(iii) The Interest Period to apply to such Set of Loans, selected in accordance with Section 2.07(b) hereof; and

(iv) The total principal amount of such Set of Loans, selected in accordance with Section 2.07(c) hereof.

Standard Notice having been so given, the Agent shall promptly advise each Bank of the information set forth therein and of the amount of such Bank's Loan. On the date specified in such Notice each Bank shall make the proceeds of its Loan available to the Company at the Agent's Office no later than 1:00 o'clock p.m., in funds immediately available at such office. The failure of any Bank to fund any Loan required of such Bank hereunder shall not impose any increase in the obligations of the other Banks hereunder, but such failure shall not relieve the other Banks of their obligations to lend hereunder. The proceeds of each Set of Loans may be applied by the Agent in whole or in part ratably against amounts then due and payable by the Company to the Agent or any Bank hereunder.

  (b) Absent contrary notice from the Company by 12:00 o'clock noon, three Business Days prior to any Maturity Date, the Company shall, at the Agent's option, be deemed to have given the Agent notice at such time pursuant to Section 2.04(a) hereof to the effect that the Company requests that the Banks make a Set of Loans to the Company on such Maturity Date at the Base Rate Option in an aggregate principal amount equal to the aggregate principal amount of the Loans becoming due and payable on such Maturity Date.

  2.05. Facility Fee; Agency Fee.

  (a) Facility Fee. The Company agrees, as a consideration for the Commitments of the Banks hereunder, to pay to the Agent for the ratable account of the Banks, a facility fee (the "Facility Fee") for the period from the Closing Date to and including the Expiration Date calculated (based on a year of 360 days and actual days elapsed) at a rate per annum equal to (and in the amount of) one quarter of one percent (.25%) of the daily average amount of each Bank s Commitment (whether used or unused) in effect during the calendar quarter (or other period, if shorter than a calendar quarter) for which the Facility Fee is to be determined. The Facility Fee shall be payable quarterly in arrears beginning on the last day of September, 1998 (for the period from the Closing Date through September 30, 1998) and on the last day of each, December, March, June and September thereafter, and on the Expiration Date or the date of complete termination of the Commitments of the Banks hereunder, in each case for the immediately preceding calendar quarter or other period for which such fee has not been paid.

  (b) Agency Fee. The Company agrees to pay to the Agent, for the Agent s individual account a nonrefundable agency fee in an amount and at such time or times as the Agent and the Company have heretofore agreed pursuant to letter agreement from the Agent to the Company of even date herewith as the same may be amended or modified from time to time (the Agent s Fees ).

  2.06. Termination or Reduction. The Company may at any time at which there are no Loans outstanding hereunder terminate in whole the Total Current Commitments of the Banks or at any time or from time to time terminate ratably in part the Current Commitments of the Banks to an amount not less than the sum of the aggregate principal amount of the Loans then outstanding plus the principal amount of all Loans not yet made as to which notice has been given by the Company under Section 2.04, in either case by giving not less than thirty (30) Business Days' prior written or telephonic notice confirmed in writing to the Agent; provided that any such partial termination shall be in a minimum aggregate amount of $500,000 or an integral multiple thereof; and provided further that the minimum Total Current Commitment shall be at least $5,000,000 after giving effect to any partial termination. After each such partial termination, the Facility Fee shall be calculated upon the amount of the Total Current Commitments of the Banks (whether used or unused) as so reduced. Any partial or complete termination of the Commitments pursuant hereto shall be permanent and irrevocable and may not thereafter be reinstated.

  2.07.  Interest Rates; Maturity Periods; Transactional
Amounts.

  (a) Optional Basis of Borrowing. Each Loan shall bear interest for each day until due on a single basis selected by the Company from among the Interest Rate Options set forth below, it being understood that subject to the provisions of this Agreement all Loans within a single Set of Loans shall be subject to the same Option, but the Company may select different Options to apply simultaneously to different Sets of Loans:

  (i) Base Rate Option: A rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be) for each day equal to the Base Rate for such day, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate (the Base Rate Option ). "Base Rate", as used herein, shall mean an interest rate per annum equal to the Federal Funds Effective Rate for such day plus .45%. "Federal Funds Effective Rate" for any day, as used herein, shall mean the rate per annum (rounded upward to the nearest 1/100 of 1%) determined by the Agent (which determination shall be conclusive) to be the rate per annum announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day under circumstances that are temporary, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced. The Agent shall promptly notify the Company and each Bank of each change in the Base Rate and the effective date thereof, but any failure of the Agent to so notify shall not relieve the Company of its obligations hereunder or under any Note.

(ii) Euro-Rate Option: A rate per annum (based on a year of 360 days and actual days elapsed) for each day equal to the Euro-Rate for such day plus .45% (the Euro-Rate Option). "Euro-Rate" for any day, as used herein, shall mean for each Set of Euro-Rate Loans corresponding to a proposed or existing Euro-Rate Interest Period, the rate per annum determined by the Agent by dividing (the resulting quotient to be rounded upward to the nearest 1/100 of 1%) (x) the rate of interest (which shall be the same for each day in such Euro-Rate Interest Period) determined in good faith by the Agent (which determination shall be conclusive) to be the average of the rates per annum for deposits in Dollars offered to prime banks in the London interbank market at approximately 11:00 o'clock a.m., London time, two London Business Days prior to the first day of such Euro-Rate Interest Period for delivery on the first day of such Euro-Rate Interest Period in amounts comparable to the amount of such Set of Euro-Rate Loans and for a period comparable to such Euro-Rate Interest Period by (y) a number equal to 1.00 minus the Euro-Rate Reserve Percentage as defined below.

  The "Euro-Rate" described in this Section 2.07(a)(ii) may also be expressed by the following formula:

            [average of the rates offered to prime]
            [banks in the London interbank market]
Euro-Rate = [determined by the Bank per subsection (ii)]
            [of this Section 2.04(a)]
            [1.00 - Euro-Rate Reserve Percentage]

  The "Euro-Rate Reserve Percentage" for any day is the maximum effective percentage (expressed as a decimal fraction, rounded upward to the nearest 1/100 of 1%), as determined in good faith by the Agent (which determination shall be conclusive), which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to Eurocurrency funding (currently referred to as "Eurocurrency Liabilities") of a member bank in such System but only to the extent actually incurred by any Bank. The Euro-Rate shall be adjusted automatically as of the effective date of each change in the Euro-Rate Reserve Percentage.

The Agent shall give prompt notice to the Company and the Banks by telephone, telecopier or facsimile of the Euro-Rate so offered or adjusted from time to time and the Agent's determination thereof shall be conclusive in the absence of manifest error.

  (b) Interest Periods. At any time when the Company shall request the Banks to make a Set of Loans, the Company shall specify the term of such Loans (the "Interest Period" of each such Set of Loans) within the limitations set forth in the chart below:

  Type of Loan        Available Interest Periods

  Base Rate           Any number of days not exceeding the
                      number of days remaining until the Expiration
                      Date ("Base Rate Interest Period")

  Euro-Rate           One, two, three or six months ("Euro-
                      Rate Interest Period")

provided, that:

  (i)  Each Base Rate Interest Period beginning before the
Expiration Date, which would otherwise end after the Expiration
Date, shall instead end on the Expiration Date;

  (ii) Each Base Rate Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day is after the Expiration Date in which event such Base Rate Interest Period shall end on the immediately preceding Business Day;

  (iii)  Each Euro-Rate Interest Period shall begin on a
London Business Day, and the duration of each Euro-Rate Interest
Period shall be determined in accordance with the definition of the term "month" herein;

  (iv) Notwithstanding any other provision of this Agreement, the Company may not fix an Interest Period which would end after the Expiration Date;

The principal amount of each Loan shall be due and payable on the last day of the Interest Period corresponding thereto (the
"Maturity Date" therefor).

  (c)  Transactional Amounts.  Every request for a Set of
Loans and every prepayment of a Set of Loans shall be in a principal amount such that after giving effect thereto the principal amount of such Set of Loans, as the case may be, shall be as set forth in the table below:

Type of Loan          Allowable Principal Amounts

    Base Rate              $250,000 plus an integral multiple of $100,000

    Euro-Rate              $500,000 plus an integral multiple of $100,000

  (d) Interest After Maturity. After the principal amount of any Loan shall have become due (by acceleration or otherwise), such Loan shall bear interest for each day until paid (before and after judgment) at a rate per annum (based on a year of 365 or 366 days, as the case may be) equal to the Prime Rate plus 2%, such interest rate to change automatically from time to time effective as of the effective date of each change in such Prime Rate.

  (e)  Euro-Rate Unascertainable; Impracticability.  If

  (i) on any date on which a Euro-Rate would otherwise be set either the Agent (in the case of A or B below) or any Bank (in the case of C below) shall have in good faith determined (which determination shall be conclusive) that:

       (A) adequate and reasonable means do not exist for ascertaining such Euro-Rate,

       (B) a contingency has occurred which materially and adversely affects the London interbank market, or

       (C) the effective cost to such Bank of funding a proposed Euro-Rate Loan from a Corresponding Source of Funds shall exceed the Euro-Rate applicable to such Loan, or

  (ii) at any time any Bank shall have determined in good faith (which determination shall be conclusive) that the making, maintenance or funding of any Euro-Rate Loan has been made impracticable or unlawful by compliance by such Bank or a Notional Euro-Rate Funding Office of such Bank in good faith with any Law or guideline or interpretation or administration thereof by an Official Body charged with the interpretation or administration thereof or with any request or directive of any such Official Body (whether or not having the force of law);

then, and in any such event, such Bank, may notify the Agent and the Agent shall notify the Company of such determination. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given to the Company) the obligation of the Banks to allow the Company to select the Euro-Rate Option shall be suspended until the Agent shall have later notified the Company of such Bank's determination, (which determination shall be conclusive) that the circumstances giving rise to such previous determination no longer exist.

  If the Agent notifies the Company of a determination under subsection (ii) of this Section 2.07(e), all Euro-Rate Loans then outstanding shall be due and payable on the date specified in such notice. Absent contrary notice from the Company by 12:00 o'clock noon, on such specified date, the Company shall be deemed to have given the Agent notice at such time pursuant to Section 2.04(a) hereof to the effect that the Company requests a Set of Loans hereunder at the Base Rate Option in principal amount equal to the principal amount becoming due and payable pursuant to the preceding sentence

  If at the time a Bank makes a determination under this
Section 2.07(e) and the Company has previously notified the Agent that it wishes the Banks to make a Set of Euro-Rate Loans but such Loans have not yet been made, such notification shall be deemed to request the making of Base Rate Loans instead of Euro-Rate Loans or the application of the Base Rate Option instead of the Euro-Rate Option, as the case may be.

  2.08. Prepayments. The Company shall have the right at its option from time to time to prepay any Set of Loans in whole or in part upon at least: (i) one Business Day prior written notice to the Agent in the case of any Set of Base Rate Loans bearing interest at the Base Rate Option; and (ii) subject to the provisions of Section 2.11(b) hereof, five Business Days' prior written notice to the Agent in the case of any Set of Euro-Rate Loans bearing interest at the Euro-Rate Option. Whenever the Company desires to prepay any part of any Set of Loans, it shall provide the foregoing notice to the Agent setting forth the following information:

  (a) The date, which shall be a Business Day, on which the proposed prepayment is to be made;

  (b) The Maturity Date applicable thereto, principal amount of, and Interest Rate Option applicable to, the Set of Loans to be prepaid; and

  (c)  The principal amount selected in accordance with
Section 2.07(c) hereof to be prepaid.

Upon receiving the foregoing notice, the Agent shall promptly advise each Bank of the information set forth therein and on the date specified in such notice the principal amount of the Set of Loans specified in such notice, together with interest on such principal amount to such date, shall be due and payable.

  2.09. Interest Payment Dates. Interest on each Set of Base Rate Loans shall be due and payable on the Maturity Date thereof and, if the corresponding Base Rate Interest Period is longer than 90 days, also every 90th day during such Interest Period. Interest on each Set of Euro-Rate Loans shall be due and payable on the Maturity Date thereof and, if the corresponding Euro-Rate Interest Period is longer than three months, also every third month during such Interest Period or, in the case of any prepayment, on the date specified for such prepayment pursuant to
Section 2.08(a) hereof; or specified for a required prepayment of Euro-Rate Loans in a notice to be provided pursuant to Section 2.07(e) hereof. After maturity of any Set of Loans (by acceleration or otherwise), interest on such Loans shall be due and payable on demand.

  2.10. Payments. All payments and prepayments to be made in respect of principal, interest, Facility Fees or other amounts due from the Company hereunder or under any Note shall be payable at 12:00 o'clock noon, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefore shall immediately accrue. Such payments shall be made to the Agent at its Office in Dollars in funds immediately available at such Office and shall be promptly distributed by the Agent ratably to each Bank. All such payments shall be made without setoff, counterclaim or other deduction of any nature, except only that the principal amount of any Loan then due by the Company to any Bank shall automatically be set-off against the principal amount of any Loan then due from such Bank to the Company hereunder. To the extent permitted by law, after there shall have become due (by acceleration or otherwise) interest, Facility Fee, or any other amounts due from the Company hereunder or under the Notes (excluding overdue principal, which shall bear interest as described in Section 2.07(d) hereof, but including interest payable under this Section 2.10), such amounts shall bear interest for each day until paid (before and after judgment), payable on demand, at a rate per annum (based on a year of 365 or 366 days, as the case may be) 2% above the then current Prime Rate, such interest rate to change automatically from time to time effective as of the effective date of each change in the Prime Rate.

  2.11.  Additional Compensation in Certain Circumstances.

  (a) Increased Costs or Reduced Return Resulting From Taxes, Reserves, Capital Adequacy Requirements, Expenses, etc. If any Law or guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive of any Official Body (whether or not having the force of law) now existing or hereafter adopted:

  (i)  subjects any Bank or any Notional Euro-Rate Funding
Office of such Bank to any tax not applicable on the date hereof or changes the basis of taxation with respect to this Agreement or any Note held by such Bank, the Loans or payments by the Company of principal, interest, Facility Fee or other amounts due from the Company hereunder or under any such Note (except for taxes on the overall net income of such Bank or such Notional Euro-Rate Funding Office imposed by the jurisdiction in which the Bank's principal office or Notional Euro-Rate Funding Office is located),

  (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets held by, credit extended by, deposits with or for the account of, or other acquisition of funds by, any Bank or any Notional Euro-Rate Funding Office of such Bank (other than requirements expressly included herein in the determination of the Euro-Rate hereunder),

  (iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against Assets (funded or contingent) of, or credit or commitments to extend credit by, any Bank or any Notional Euro-Rate Funding Office, or (b) otherwise applicable to the obligations of any Bank or Notional Euro-Rate Funding Office under this Agreement, or

  (iv)  imposes upon any Bank or any Notional Euro-Rate
Funding Office of such Bank any other condition or expense with respect to this Agreement, or the Note held by such Bank or its making, maintenance or funding of any Loans;

and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon such Bank or any Notional Euro-Rate Funding Office of such Bank with respect to this Agreement or the Note held by such Bank or the making, maintenance or funding of any part of any Loan or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the return on any Bank's capital, (taking into account such Bank's policies with respect to capital adequacy) by an amount which such Bank deems to be material (such Bank being deemed for this purpose to have made, maintained or funded each Euro-Rate Loan from a Corresponding Source of Funds), such Bank shall from time to time notify the Agent and the Agent shall notify the Company of the amount determined (using any averaging and attribution methods) by such Bank to be necessary to compensate such Bank or such Notional Euro-Rate Funding Office for such increase in cost, reduction in income or additional expense, such notice to include such Bank's calculation, in reasonable detail, as to the amount of its claim and such determination to be conclusive absent manifest error. Such amount shall be due and payable by the Company to such Bank ten Business Days after such notice is given.

  (b) Indemnity. In addition to the compensation required by subsection (a) of this Section 2.11, the Company shall indemnify each Bank against any loss or reasonable expense (including loss of margin but excluding any other consequential or incidental damages) which such Bank has sustained or incurred as a consequence of any

  (i) payment or prepayment of any part of any Euro-Rate Loan on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory and whether or not such payment or prepayment is then due),

       (ii) attempt by the Company to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any notice stated herein to be irrevocable (the Banks having in their discretion the options (A) to give effect to any such attempted revocation and obtain indemnity under this Section 2.11(b) or (B) to treat such attempted revocation as having no force or effect, as if never made), or

  (iii) default by the Company in the performance or observance of any covenant or condition contained in this Agreement, or the Notes, including without limitation any failure of the Company to pay when due (by acceleration or otherwise) any principal, interest, Facility Fee or any other amount due hereunder or under any such note.

If a Bank sustains or incurs any such loss or expense it shall, without unreasonable delay, notify the Agent and the Agent shall, as soon as practicable, notify the Company of the amount determined in good faith by such Bank to be necessary to indemnify the Bank for such loss or expense (the Bank being deemed for this purpose to have made, maintained or funded each Euro-Rate Loan from a Corresponding Source of Funds), such notice to include the Bank's calculation in reasonable detail, as to the amount of its claim and such determination to be conclusive absent manifest error. Such amount shall be due and payable by the Company to such Bank ten Business Days after such notice is given. As to any Bank, the indemnity set forth herein shall not apply to the extent caused by the willful misconduct or negligence of such Bank.

  2.12.  Taxes.

  (a) Payments Net of Taxes. All payments made by the Company under this Agreement shall be made free and clear of, and without reduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Official Body, and all liabilities with respect thereto, excluding

  (i) in the case of the Agent and each Bank, income or franchise taxes imposed on the Agent or such Bank by the jurisdiction under the laws of which the Agent or such Bank is organized or any political subdivision or taxing authority thereof or therein or as a result of a connection between such Bank and any jurisdiction other than a connection resulting solely from this Agreement and the transactions contemplated hereby, and

  (ii) in the case of each Bank, income or franchise taxes imposed by any jurisdiction in which such Bank's lending offices which made or book Loans are located or any political subdivision or taxing authority thereof or therein

(all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld or deducted from any amounts payable to the Agent or any Bank under this Agreement, the Company shall pay the relevant amount of such Taxes and the amounts so payable to the Agent or such Bank shall be increased to the extent necessary to yield to the Agent or such Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Taxes are paid by the Company with respect to payments made in connection with this Agreement, as promptly as possible thereafter, the Company shall send to the Agent for its own account or for the account of such Bank, as the case may be, a certified copy of an original official receipt received by the Company showing payment thereof.

  (b) Indemnity. The Company hereby indemnifies the Agent and each of the Banks for the full amount of all Taxes attributable to payments by or on behalf of the Company hereunder, any Taxes paid by the Agent or such Bank, as the case may be, any present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any Taxes (including any incremental Taxes, interest or penalties that may become payable by the Agent or such Bank as a result of any failure to pay such Taxes), whether or not such Taxes were correctly or legally asserted. Such indemnification shall be made within 30 days from the date such Bank or the Agent, as the case may be, makes written demand therefor.

  (c) Withholding and Backup Withholding. Each Bank that is incorporated or organized under the laws of any jurisdiction other than the United States or any State thereof agrees that, on or prior to the date any payment is due to be made to it hereunder or under any other Loan Document, it will furnish to the Company and the Agent

  (i) two valid, duly completed copies of United States
Internal Revenue Service Form 4224 or United States Internal Revenue Form 1001 or successor applicable form, as the case may be, certifying in each case that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and

  (ii) a valid, duly completed Internal Revenue Service Form
W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax.

Each Bank which so delivers to the Company and the Agent a Form 1001 or 4224 and From W-8 or W-9, or successor applicable forms agrees to deliver to the Company and the Agent two further copies of the said Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from withholding tax, or after the occurrence of any event requiring a change in the most recent form previously delivered by it, and such extensions or renewals thereof as may reasonably be requested by the Company and the Agent, certifying in the case of a Form 1001 or Form 4224 that such Bank is entitled to receive payments under this Agreement or any other Loan Document without deduction or withholding of any United States federal income taxes, unless in any such cases an event (including any changes in Law) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such letter or form with respect to it and such Bank advises the Company and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.

  2.13.  Funding by Branch, Subsidiary or Affiliate.

  (a) Notional Funding. Each Bank shall have the right from time to time, prospectively or retrospectively, without notice to the Company, to deem any branch, Subsidiary or Affiliate of such Bank to have made, maintained or funded any of such Bank's Euro-Rate Loans at any time. Any branch, Subsidiary or Affiliate so deemed shall be known as a "Notional Euro-Rate Funding Office". The Bank shall deem any of its Euro-Rate Loans or the funding therefor to have been transferred to a different Notional Euro-Rate Funding Office if such transfer would avoid or cure an event or condition described in Section 2.07(e) hereof or would lessen compensation payable by the Company under Section 2.11 hereof, and if the Bank determines in its sole discretion that such transfer would be practicable and would not have a material adverse effect on such Loans, the Bank or any Notional Euro-Rate Funding Office (it being assumed for purposes of such determination that each such Euro-Rate Loan is actually made or maintained by or funded through the corresponding Notional Euro-Rate Funding Office). Notional Euro-Rate Funding Offices may be selected by a Bank without regard to the Bank's actual methods of making, maintaining or funding Loans or any sources of funding actually used by or available to the Bank.

  (b) Actual Funding. Each Bank shall have the right from time to time to make or maintain any Euro-Rate Loan by arranging for a branch, Subsidiary or Affiliate of such Bank to make or maintain such Loan. Each Bank shall have the right to (i) hold any applicable Note payable to its order for the benefit and account of such branch, Subsidiary or Affiliate or (ii) request the Company to issue one or more promissory notes in the principal amount of such Euro-Rate Loan in substantially the form attached hereto as Exhibit A, with the blanks appropriately filled, payable to such branch, Subsidiary or Affiliate and with appropriate changes reflecting that the holder thereof is not obligated to make any additional Loans to the Company. The Company agrees to comply promptly with any request under subsection (ii) of this Section 2.13(b). If such Bank causes a branch, Subsidiary or Affiliate to make or maintain any Loan hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such Loan and to any Note payable to the order of such branch, Subsidiary or Affiliate to the same extent as if such Loan were made or maintained by the Bank and such note were a Note payable to the Bank's order.

                              ARTICLE III

                     REPRESENTATIONS AND WARRANTIES

The Company hereby represents and warrants to the Agent and each Bank as follows:

  3.01. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Company and each Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which its ownership of property or the nature of its business activities or both makes such qualification necessary or advisable and where failure to so qualify could have a Material Adverse Effect.

  3.02. Corporate Power and Authorization. The Company has corporate power and authority to make and carry out this Agreement, to make the borrowings provided for herein, to take all action contemplated hereby or required hereunder, to execute and deliver this Agreement, the Notes and the other Loan Documents and to perform its obligations hereunder and under the Notes; and all such action has been duly authorized by all necessary corporate proceedings on its part.

  3.03. Audited Annual Financial Statements. The Company has heretofore furnished to the Agent and each Bank consolidated balance sheets of the Company and its Consolidated Subsidiaries as of December 31, 1997 and the related consolidated statements of income, cash flows and changes in stockholders' equity for the fiscal years then ended, as examined and reported on by Price Waterhouse, LLC, independent certified public accountants for the Company, who delivered an unqualified opinion in respect thereof. Such financial statements (including the notes thereto) present fairly the financial condition of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the results of their operations and their cash flows for the fiscal year then ended, all in conformity with GAAP.

  3.04. Interim Financial Statements. The Company has heretofore furnished to the Agent and each Bank unaudited interim consolidated balance sheets of the Company and its Consolidated Subsidiaries as of June 30, 1998, together with the related unaudited consolidated statements of income for the applicable fiscal periods ending on each such date. Such financial statements (including the notes thereto) present fairly the financial condition of the Company and its Consolidated Subsidiaries as of the end of each such fiscal quarter and the results of their operations for the fiscal periods then ended, all in conformity with GAAP subject to normal year-end adjustments.

  3.05.  [Reserved]

  3.06. Absence of Adverse Changes. Since December 31, 1997, there has been no material adverse change in the business, performance, operations, or condition (financial or otherwise) of the Company or the Guarantors individually, or the Company and its Subsidiaries taken as a whole.

  3.07. Litigation. Except as otherwise disclosed in writing by the Company to the Agent, there is no litigation or governmental proceeding by or against the Company, or any other Subsidiary of the Company pending or, to the knowledge of the Company, after due inquiry, threatened, which in the reasonable judgment of the Company, and if determined adversely, either individually or in the aggregate is likely to have any Material Adverse Effect ..

  3.08.  No Conflicting Laws or Agreements; Consents and
Approvals.

  (a) Neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated nor compliance with the terms and provisions hereof, or of the Notes, or of any other Loan Document will conflict with or result in a breach of any of the terms, conditions or provisions of the articles of incorporation, by-laws or other constituent documents of the Company or of any of its Subsidiaries or of any Law or of any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of them is subject, or constitute a default thereunder or result in the creation or imposition of any Lien of any nature whatsoever upon any of the Assets or property of the Company or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

  (b) No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Official Body is or will be necessary or advisable in connection with execution and delivery of this Agreement or of the Notes, consummation of the transactions herein or therein contemplated, or the performance of or compliance with the terms and conditions hereof or thereof.

  3.09. Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by the Company.
This Agreement constitutes, and the Notes, and other Loan Documents when duly executed and delivered by the Company pursuant to the provisions hereof will constitute, legal, valid and binding obligations of the Company, enforceable in accordance with the terms thereof except, as to the enforcement of remedies, for limitations imposed by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally or by Laws limiting the right of specific performance.

  3.10. ERISA Compliance. Each ERISA Group Member has fulfilled its obligations under the minimum funding standards of ERISA and the Code in all material respects with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No ERISA Group Member has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan, or made any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or
(iii) incurred any material liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA or for the payment of benefits in the ordinary course.

  3.11. Taxes. All tax and information returns required to be filed by the Company or any Subsidiary of the Company have been properly prepared, executed and filed. All taxes, assessments, fees and other governmental charges upon the Company and its Subsidiaries or upon their respective properties, incomes or sales which are due and payable have been paid. The reserves and provisions for taxes on the books of the Company and its Subsidiaries are adequate for all open years and for their current fiscal period.

  3.12. Regulation U. The Company will make no borrowing hereunder for the purpose of buying or carrying any "margin stock" as such term is used in Regulation U of the Board of Governors of the Federal Reserve System.

  3.13. Environmental Matters. (a) The Company and each of its Environmental Affiliates is and has been in full compliance with all applicable Environmental Laws, except for matters which, individually or in the aggregate, are not likely to have a Material Adverse Effect. There are no circumstances that may prevent or interfere with such compliance in the future.

  (b)  To the best of the knowledge of all Responsible
Officers, the Company and each of its Environmental Affiliates have all Environmental Approvals necessary or desirable for the ownership and operation of their respective properties, facilities and businesses as presently owned and operated and as presently proposed to be owned and operated, except for matters which, individually or in the aggregate, are not likely to have a Material Adverse Effect.

  (c)  To the best of the knowledge of all Responsible
Officers, there is no Environmental Claim pending or threatened, and there are no past or present acts, omissions, events or circumstances that could form the basis of any Environmental Claim against the Company or any of its Environmental Affiliates, except for matters which, if adversely decided, individually or in the aggregate, are not likely to have a Material Adverse Effect.

  (d)  To the best of the knowledge of all Responsible
Officers hereof, no facility or property now or previously owned, operated or leased by the Company or any of its Environmental Affiliates is an Environmental Cleanup Site and neither the Company nor any of its Environmental Affiliates has stored, treated, transported, handled, disposed of, or arranged for the disposal of any Environmental Concern Materials at, on, under, above, or adjacent to any Environmental Cleanup Site and no Lien (including without limitation any cost-reimbursement claim of any Official Body) exists, and no condition exists which is likely to result in the filing of a Lien, against any property of the Company or any of its Environmental Affiliates, under any Environmental Law except for any such matters which individually or in the aggregate, are not likely to have a Material Adverse Effect

  (e) To the best of the knowledge of all Responsible Officers, there are no facts, circumstances or conditions that reasonably could be expected to restrict or encumber under any Environmental Law the ownership, occupancy, use or transferability of facilities or properties now or previously owned, operated or leased by the Company or any of its Environmental Affiliates except for any such matters which. individually or in the aggregate, are not likely to have a Material Adverse Effect.

  3.14.  Investment Company; Bank Holding Company; Public
Utility Holding Company. The Company: (a) is not and is not controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended; (b) is not a registered bank holding company under the Bank Holding Company Act of 1956, as amended; and (c) is not a "holding company" or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

  3.15.  Absence of Undisclosed Liabilities.  Neither the
Company nor any Subsidiary of the Company has any liability or obligation of any nature whatever (whether absolute, accrued, contingent or otherwise, whether or not due), forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments, except (a) as disclosed in the financial statements referred to in Sections 3.03 and 3.04 hereof, or (b) matters that, individually or in the aggregate, could not have a Material Adverse Effect, and (c) liabilities, obligations, commitments and losses incurred after December 31, 1997 in the ordinary course of business and consistent with past practices.

  3.16. Absence of Events of Default. No event has occurred and is continuing and no condition exists which constitutes an Event of Default or a Potential Default.

  3.17. Title to Property. The Company and each Subsidiary of the Company has good and marketable title in fee simple to all real property owned or purported to be owned by it and good title to all other property of whatever nature owned or purported to be owned by it, including but not limited to all property reflected in the most recent audited balance sheet referred to in Section
3.03 hereof or submitted pursuant to Section 5.01(a) hereof, as the case may be, except as sold or otherwise disposed of in the ordinary course of business after the date of such balance sheet or, after the Closing Date, as otherwise permitted hereunder, in each case free and clear of all Liens, other than Permitted Liens.

  3.18. Accurate and Complete Disclosure. The Company has disclosed to the Banks in writing every fact which materially and adversely affects, or which so far as the Company can reasonably foresee would materially and adversely affect, (whether by virtue of such fact's impact upon the business, operations, performance or condition, financial or otherwise, of the Company or any Subsidiary or otherwise) the ability of the Company to perform its obligations under this Agreement, the Notes, and the other Loan Documents.

  3.19. Year 2000 Compliance. The Company shall use its best efforts to cause any reprogramming required to permit the proper functioning, before, during and following the year 2000, of (a) computer systems of the Company and (b) equipment containing embedded microchips (including systems and equipment supplied by others or with which the systems of the Company interface), and the testing of such systems and equipment, as so reprogrammed, to be completed in all material respects by September 30, 1999. The cost to the Company of such reprogramming and testing and of reasonably foreseeable consequences of year 2000 to the Company (including (i) the cost of reprogramming errors and (ii) the failure of others systems or equipment) will not have a materially adverse effect on the business, operations, condition (financial or otherwise) or prospects of the Company or on the ability of the Company to perform its obligations pursuant to this Agreement.

  3.20.  Guarantors.  The Company directly or indirectly owns
100% of the issued and outstanding capital stock of each of the Guarantors.

                             ARTICLE IV

                       CONDITIONS OF LENDING

  4.01. Initial Loans. The obligation of each Bank to make initial Loans hereunder is subject to the satisfaction of the following conditions precedent in addition to the conditions set forth in Section 4.02 hereof

  (a) Loan Documents. The Agent shall have received (i) an executed counterpart of this Agreement for each Bank; (ii) executed Notes; (iii) executed Guaranties, each duly executed by the Company (or, in the case of the Guaranties, the Guarantors), all conforming to the requirements hereof.

  (b) Corporate Proceedings. The Agent shall have received, with a counterpart for each Bank, certificates by the Secretary or Assistant Secretary of the Company and each Guarantor dated as of the Closing Date as to (i) true copies of the articles of incorporation and by-laws (or other constituent documents) of the Company and each Guarantor in effect on such date which shall be certified to be true, correct and complete by such Secretary not more than 30 days before the Closing Date, (ii) true copies of all corporate action taken by the Company and each Guarantor relative to this Agreement and the Notes in the case of the Company, and relative to the Guaranties in the case of the Guarantors, and (iii) the authority, incumbency and signature of the respective officers of the Company and each Guarantor executing this Agreement and the Notes (in the case of the Company) and the Guaranties (in the case of the Guarantors) and of the Responsible Officers authorized to sign any certificate or other document required to be provided on behalf of the Company pursuant hereto, all together with satisfactory evidence of the incumbency of such Secretary or Assistant Secretary.

  (c) Good Standing Certificates. The Agent shall have received, with a copy for each Bank, certificates from the appropriate Secretaries of State or other applicable Official
Body dated not more than 30 days before the Closing Date showing the good standing of the Company in its state of incorporation or jurisdiction of organization.

  (d) Financial Statements. The Agent shall have received, with a counterpart for each Bank, copies of the consolidated financial statements and interim financial statements, referred to in Sections 3.03 and 3.04 hereof respectively.

  (e) Opinion of Counsel. There shall have been delivered to the Agent a written opinion addressed to the Agent and each Bank, dated the Closing Date of Robert F. Schultz, Counsel to the Company, in form and substance satisfactory to the Agent and each Bank and with a signed counterpart for each Bank, (i) as to the matters referred to in Sections 3.01, 3.02, 3.07, 3.08, 3.09 and 3.20, except that as to the matters referred to in Section 3.08 such opinion may be limited to the knowledge of such counsel after due inquiry, and (ii) as to such other matters incident to the transactions contemplated by this Agreement as the Agent or any Bank may reasonably request.

  (f) Officers' Certificates. The Agent shall have received, with an executed counterpart for each Bank, certificates from Responsible Officers as to such matters as the Agent may reasonably request.

  (g) Fees, Expenses, etc. All fees, expenses and other compensation required to be paid to the Agent or to the Agent for the account of the Banks on or prior to the Closing Date pursuant hereto or pursuant to any other written agreements shall have been paid or received by the Agent.

  (h) Details, Proceedings and Documents. All legal details and proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory to the Agent, and the Agent and the Banks shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to them, as the Agent or any Bank may from time to time reasonably request.

  4.02. Conditions to all Loans. The obligation of each Bank to make each and any Loan (including initial Loans), is subject to the performance by the Company of its obligations to be performed hereunder on or before the date of such Loan, satisfaction of the conditions set forth in Section 4.01 hereof, and the satisfaction of the following further conditions precedent on and as of the date of each Loan hereunder.

  (a) Notice. Standard Notice of such Loan shall have been given by the Company to the Agent as provided in Section 2.04 hereof.

  (b) Representations and Warranties. The representations and warranties contained in Article III hereof shall be true and correct in all material respects on and as of the date of each Loan, as if made on and as of such date, both before and after giving effect to the Loans requested to be made on such date.

  (c) No Defaults. No Event of Default or Potential Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

Each request by the Company for any Loan shall constitute a representation and warranty by the Company that the conditions set forth in this Section 4.02 have been satisfied as of the date of such request. Failure of the Agent to receive notice from the Company to the contrary before such Loan is made shall constitute a further representation and warranty by the Company that the conditions referred to in this Section 4.02 have been satisfied as of the date such Loan is made.

                           ARTICLE V

                     AFFIRMATIVE COVENANTS

The Company hereby covenants to the Agent and each Bank as follows:

  5.01.  Basic Reporting Requirements.

  (a) Annual Audit Reports. As soon as practicable, and in any event within 120 days after the close of each fiscal year of the Company, the Company shall furnish to the Agent, with a copy for each Bank, consolidated statements of income, cash flows and changes in stockholders' equity of the Company and its Consolidated Subsidiaries for such fiscal year and a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year. All such financial statements shall be accompanied by an opinion of independent certified public accountants of recognized national standing selected by the Company. Such opinion shall be free of exceptions or qualifications of "going concern" or like nature or which relate to a limited scope of examination. Such opinion in any event shall contain a written statement of such accountants substantially to the effect that (x) such accountants examined such financial statements in accordance with generally accepted auditing standards and accordingly made such tests of accounting records and such other auditing procedures as such accountants considered necessary in the circumstances and (y) in the opinion of such accountants such financial statements present fairly the financial position of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the results of their operations and their cash flows and changes in stockholders' equity for such fiscal year, in conformity with GAAP.

  (b) Quarterly Consolidated Reports. As soon as practicable, and in any event within 45 days after the close of each of the first three fiscal quarters of each fiscal year of the Company, the Company shall furnish to the Agent, with a copy for each Bank unaudited consolidated statements of income of the Company and its Consolidated Subsidiaries for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter and an unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the close of such fiscal quarter and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the same periods or as of the same date during the preceding fiscal year (except for the consolidated balance sheet which shall set forth in comparative form the corresponding balance sheet as of the prior fiscal year end). Such financial statements shall be certified on behalf of the Company by a Responsible Officer of the Company as presenting fairly the financial position of the Company and its Consolidated Subsidiaries as of the end of such fiscal quarter and the results of their operations and their cash flows and changes in stockholders' equity for such fiscal year, in conformity with GAAP, subject to normal and recurring year-end audit adjustments.

  (c) Guarantor Financial Information. On an annual basis, together with the financial information required pursuant to 5.01
(a) hereof, the Company shall furnish or cause to be furnished to the Agent, with a copy for each Bank, the unaudited unconsolidated balance sheet of Union Electric Steel Corporation certified by a Responsible Officer as having been prepared in accordance with GAAP.

  (d)  [Reserved]

  (e) Compliance Certificates. Within 120 days after the end of each fiscal year of the Company and within 45 days after the end of each of the first three fiscal quarters of each fiscal year (and in any event concurrently with the delivery of the financial statements referred to in Subsections (a), (b), (c) and
(d) of this Section 5.01) the Company shall deliver to the Agent, with a copy for each Bank, a compliance certificate dated as of the end of such fiscal year or quarter, duly executed on behalf of the Company by a Responsible Officer of the Company in form acceptable to the Agent: (i) stating that, as of the date thereof, no Event of Default or Potential Default has occurred and is continuing or exists, or, if any Event of Default or Potential Default has occurred and is continuing or exists, specifying in detail the nature and period of the existence thereof and any action taken or contemplated to be taken by the Company with respect thereto; (ii) stating that as of the date thereof, the Company is in compliance with the provisions of
Section 6.01 hereof and providing in reasonable detail the information and calculations necessary or, in the judgment of the Agent, appropriate to establish compliance with Section 6.01 hereof; (iii) stating that the signer has personally reviewed this Agreement and that such certificate is based on a reasonable and appropriate examination made by or under the supervision of the signer sufficient to assure that such certificate is complete and accurate; and (iv) containing statements or certifications as to such other matters as the Agent may from time to time reasonably request.

  (f) Further Information. The Company will promptly furnish to the Agent, with a copy for each Bank, such other information and in such form as the Agent or any Bank may reasonably request from time to time.

  (g) Notice of Certain Events. Promptly upon becoming aware of any of the following (and in addition to any other requirement of the Agent), the Company shall give the Agent notice thereof, together with a written statement of a Responsible Officer of the Company setting forth the details thereof and any action taken or proposed to be taken by the Company with respect thereto (which notice and/or written statement will be promptly communicated by the Agent to each Bank:

  (i)  Any Event of Default or Potential Default.

  (ii) Any pending or threatened action, suit, proceeding or investigation by or before any Official Body against or affecting the Company or any Subsidiary, except for matters that if adversely decided, individually or in the aggregate, would not be likely to have a Material Adverse Effect.

  (iii) Any violation, breach or default by the Company or any Subsidiary of the Company of or under any agreement or instrument evidencing any Indebtedness of the Company or any such Subsidiary or otherwise material to the business, operations, performance or condition (financial or otherwise) of the Company or any such Subsidiary and which is reasonably likely to have a Material Adverse Effect..

  (iv) Any Reportable Event with respect to a Plan or that action has been or will be taken by any person to terminate any Plan in accordance with Section 4041 of ERISA or otherwise, or the Company, any ERISA group member or any administrator of a Plan files a notice of intent to terminate a Plan with the Internal Revenue Service or the PBGC; or files with the Internal Revenue Service a request pursuant to Section 412 of the Code for a variance from the minimum funding standard for a Plan; or files a return with the Internal Revenue Service with respect to the tax imposed under Section 4971(a) of the Code for failure to meet the minimum funding standards established under Section 412 of the Code for a Plan, the Company will furnish to the Agent a copy of any notice, return or other written materials applicable or required to be filed by the Company in respect thereof; the most recent Annual Report (Form 5500 Series) and attachments thereto for the Plan; the most recent actuarial report for the Plan; and a written statement of a Responsible Officer of the Company describing the event or the action taken and the reasons therefor.

  (v) Any Environmental Claim pending or threatened against the Company or any Subsidiary of the Company or any of their respective Environmental Affiliates, or any past or present acts, omissions, events or circumstances (including but not limited to any dumping, leaching, deposition, removal, abandonment, escape, emission, discharge or release of any Environmental Concern at, on or under any facility or property now or previously owned, operated or leased by the Company or any Subsidiary or any of their respective Environmental Affiliates) that could reasonably form the basis of such Environmental Claim which, if adversely determined, would be reasonably likely to have a Material Adverse Effect.

  (vi) Any change in any Law or regulation which could reasonably be expected to have a Material Adverse Effect.

  (h) Visitation; Verification. The Company shall, upon reasonable notice and during normal business hours, permit such persons as the Agent or any Bank may designate from time to time to visit and inspect any of the properties of the Company and of any Subsidiary, to examine their respective books and records and take copies and extracts therefrom and to discuss their respective affairs with their respective executive officers, and independent accountants at such times and as often as the Agent or any Bank may reasonably request. The Company hereby authorizes such executive officers, and independent accountants to discuss with the Agent or any Bank the affairs of the Company and its Subsidiaries. The Agent and the Banks shall have the right to examine and verify accounts, inventory and other properties and liabilities of the Company and its Subsidiaries from time to time, and the Company shall cooperate, and shall cause each Subsidiary to cooperate, with the Agent and the Banks in such verification.

  5.02. Insurance. The Company shall, and shall cause each Subsidiary to, maintain with financially sound and reputable insurers insurance with respect to its properties and business and against such liabilities, casualties and contingencies and of such types and in such amounts as is customary in the case of entities engaged in the same or similar businesses or having similar properties similarly situated.

  5.03.  Payment of Taxes and Other Potential Charges and
Priority Claims. The Company shall, and shall cause each of its Subsidiaries to, pay or discharge

  (a) on or prior to the date on which penalties attach thereto, all taxes, assessments and other governmental charges imposed upon it or any of its properties;

  (b) on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a Lien upon any such property; and

  (c) on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any such property or which, if unpaid, might give rise to a claim entitled to priority over general creditors of the Company or such Subsidiary in a case under Title 11 (Bankruptcy) of the United States Code, as amended, or pursuant to any other applicable insolvency Law; provided, that unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced the Company or such Subsidiary need not pay or discharge any such tax, assessment, charge or claim so long as
(x) the validity thereof is contested in good faith and by appropriate proceedings diligently conducted, and (y) such reserves or other appropriate provisions as may be required by GAAP shall have been made therefor.

  5.04. Preservation of Existence and Franchises. Without limiting the right of the Company (or any of the Guarantors) to merge or consolidate in accordance with and to the extent permitted by Section 6.03 hereof, the Company shall and shall cause each Guarantor to: (a) maintain its corporate existence and good standing in full force and effect in its jurisdiction of incorporation; (b) preserve, renew and keep in full force and effect the franchises, licenses, charters and rights necessary for the conduct of its business; and (c) qualify and remain qualified as a foreign corporation in each jurisdiction in which the ownership of its properties or the nature of its business or both make such qualification necessary except for matters for which the failure to receive or retain such qualification individually or in the aggregate would not have a Material Adverse Effect.

  5.05. Maintenance of Properties. The Company shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition the properties now or hereafter owned, leased or otherwise possessed by it and shall make or cause to be made all needful and proper repairs, renewals, replacements and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

  5.06. Avoidance of Other Conflicts. The Company shall not, and shall not permit any of its Subsidiaries to, violate or conflict with, be in violation of or conflict with, or be or remain subject to any liability (contingent or otherwise) on account of any violation or conflict with:

  (a)  any Law,

  (b) its articles of incorporation or by-laws (or other constituent documents), or

  (c) any material agreement or instrument to which it is a party or by which any of them or any of their respective
Subsidiaries is a party or by which any of them or any of their respective Assets (now owned or hereafter acquired) may be subject or bound.

  5.07. Financial Accounting Practices. The Company shall, and shall cause each of its Subsidiaries to, make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its Assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP (and any other accounting principles applicable thereto) and
(ii) to maintain accountability for Assets, (c) access to Assets is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for Assets is compared with the existing Assets at reasonable intervals and appropriate action is taken with respect to any differences.

  5.08. Use of Proceeds. The Company shall use the proceeds of all Loans hereunder only for its general corporate purposes. The Company shall not use the proceeds of any Loans hereunder for the purpose of buying or carrying any "margin stock" as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System and will not directly or indirectly use the proceeds of any Loans hereunder for any unlawful purpose or in any manner inconsistent with any other provision hereof.

  5.09. Continuation of or Change in Business. The Company shall and shall cause each of the Guarantors to continue to engage in their respective businesses substantially as conducted and operated during the present and preceding fiscal year, and the Company shall not, and shall not permit any of the Guarantors to, engage in any other business which is not of substantially the same general nature as the business engaged in by the Company and the Guarantors as of the date hereof.

  5.10. Consolidated Tax Return. The Company shall not, and shall not suffer any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person other than the Company and its Subsidiaries.

                            ARTICLE VI

                       NEGATIVE COVENANTS

The Company covenants to the Agent and each Bank as follows:

  6.01.  Financial Covenants.

  (a)  Consolidated Book Net Worth.  The Company s
Consolidated Book Net Worth shall not at any time be less than $75,000,000.

  (b) Leverage Ratio. The Company s Leverage Ratio shall not at any time exceed .25 to 1:00.

  (c)  Consolidated Interest Coverage Ratio.  The Consolidated
Interest Coverage Ratio for the Rolling Period, shall at no time be less than 4.0 to 1.0.

  (d) UES Tangible Net Worth. UES Tangible Net Worth , shall at no time be less than $35,000,000.

  6.02. Negative Pledge/Liens. The Company shall not and shall not permit any of the Guarantors to, at any time, (i) covenant in favor of any Person other than the Agent and the Banks that the Company will not create, assume, incur or suffer to be created, assumed , incurred or to exist, directly or indirectly, any Lien upon its property or assets of any character whether now owned or hereafter acquired; or (ii) create, incur, assume or suffer to exist any Lien on any of its property or Assets, tangible or intangible, now owned or hereafter acquired, (including, without limitation, the capital stock of any Subsidiary) or agree or become liable to do so, except for the following ("Permitted Liens"):

  (a) Liens existing on the date hereof securing obligations existing on the date hereof;

  (b) Liens arising from taxes, assessments, charges, levies or claims described in Section 5.03 hereof that are not yet due or that remain payable without penalty or to the extent permitted to remain unpaid under the provisions of such Section 5.03;

  (c) Liens on property securing all or part of the purchase price thereof to the Company or a Subsidiary of the Company, as the case may be, and Liens (whether or not assumed) existing in property at the time of purchase thereof by the Company or such Subsidiary (and extension, renewal and replacement Liens upon the same property), provided

  (i) such Lien is created before or substantially simultaneously with the purchase of such property by the Company or such Subsidiary;

  (ii) each such Lien is confined solely to the property so purchased, improvements thereto and proceeds thereof, and

       (iii) the aggregate amount of the obligations secured by all such Liens on any particular property at any time purchased by the Company or such Subsidiary, shall not exceed 90% of the lesser of the fair market value of such property at such time or the actual purchase price of such property.

  (d) Deposits or pledges of cash or securities (other than the capital stock of any Subsidiary of the Company) in the ordinary course of business to secure (i) workmen's compensation, unemployment insurance or other social security obligation, (ii) performance of bids, tenders, trade contracts (other than for payment of money) or leases, (iii) stay, surety or appeal bonds or (iv) other obligations of a like nature incurred in the ordinary course of business.

  (e) Zoning restrictions, easements, minor restrictions on the use of real property, minor irregularities in title thereto and other minor Liens that do not in the aggregate materially detract from the value of a property or asset, or materially impair its use in the business of, the Company or its Subsidiaries, as the case may be.

  (f) Deposits or pledges of cash or securities (other than the capital stock of the Company or any Subsidiary of the Company) by the Company or any Subsidiary of the Company in the ordinary course of business to secure performance obligations of the Company or any such Subsidiary, as the case may be, under any interest rate or currency swap or cap or other interest rate or currency hedge agreement incurred by the Company or any such Subsidiary in the ordinary course of business or other obligations of a like nature incurred by the Company or any such Subsidiary in the ordinary course of business.

  (g) Liens securing the claims or demands of materialmen, mechanics, contractors, landlords and other like Persons for labor, materials, supplies or rentals incurred in the ordinary course of business, but only if the payment thereof is not at the time required or the validity thereof is being contested in good faith and reserves have been made with respect thereto as provided in Section 5.03.

  (h) "Permitted Lien" shall in no event include any Lien imposed by, or required to be granted pursuant to, ERISA or any Environmental Law.

  6.03. Mergers, Acquisitions, etc. The Company shall not, and shall not permit any of the Guarantors to (v) merge with or into or consolidate with any other Person, (w) liquidate, wind-up, dissolve or divide, (x) acquire all or any substantial portion of the properties of any going concern or going line of business, (y) acquire all or any substantial portion of the properties of any other Person, or (z) agree, become or remain liable (contingently or otherwise) to do any of the foregoing without the prior written consent of the Agent and the Banks, which consent shall not be unreasonably withheld or delayed.

  6.04. Dispositions of Properties. (a) The Company shall not, and shall not permit any of the Guarantors to, sell, convey, assign, transfer, pledge or otherwise dispose of any capital stock in a Guarantor. (b) The Company shall not, and shall not permit any of the Guarantors to, sell, convey, assign, lease, transfer, abandon or otherwise dispose of, voluntarily or involuntarily, (any of the foregoing being referred to in this Section 6.04 (b) as a "transaction" and any series of related transactions constituting but a single transaction) any Indebtedness of a Subsidiary or any of its other properties or Assets, (tangible or intangible), or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

  (i) Transactions in the ordinary course of business and on customary terms;

  (ii) Sales, conveyances, assignments or other transfers or dispositions in immediate exchange for cash or tangible Assets, provided that such transaction shall not otherwise be prohibited by any other provision of this Agreement and no Event of Default shall occur and be continuing or shall exist at such time or after giving effect to such transaction.

By way of illustration, and without limitation, it is understood that the following are dispositions of property or Assets subject to this Section 6.04(b): any disposition of accounts, chattel paper or general intangibles, with or without recourse; and any disposition of any leasehold interest. Nothing in this Section 6.04(b) shall be construed to limit the restriction set forth in
Section 6.04(a) hereof or any other restriction on dispositions of property imposed by this Agreement.

  6.05. Dealings with Affiliates. The Company shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with (including, without limitation, purchase or lease property or services from, sell or lease property or services to, loan or advance to, or enter into, suffer to remain in existence or amend any contract, agreement or arrangement with) any Affiliate of the Company or of such Subsidiary, directly or indirectly, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

  (a) Existence and performance of contracts, agreements and arrangements in existence as of the date hereof and any renewals, extensions, or continuations thereof;

  (b) Directors, officers and employees of the Company and its Subsidiaries may be compensated for services rendered in such capacity to the Company or such Subsidiary, provided that such compensation is in good faith and on terms no less favorable to the Company or such Subsidiary than those that could have been obtained in a comparable transaction on an arm's-length basis from an unrelated Person, and the board of directors of the Company or such Subsidiary (including a majority of the directors having no direct or indirect interest in such transaction) approve the same;

  (c) Transactions in the ordinary course of business and consistent with past practices between a Subsidiary of the Company, on the one hand, and the Company or another Subsidiary of the Company, on the other hand, in good faith and on terms not substantially less favorable to the Company or either such Subsidiary than those that could have been obtained in a comparable transaction on an arm's-length basis from an unrelated
Person; and

  (d) Other transactions with Affiliates in good faith and on terms not substantially less favorable to the Company or such Subsidiary than those that could have been obtained in a comparable transaction on an arm's-length basis from an unrelated
Person.

  6.06. Limitation on Other Restrictions on Dividends by Subsidiaries, etc. The Company shall not permit any Subsidiary of the Company to be or become subject to any restriction of any nature (whether arising by operation of Law, by agreement, by its articles of incorporation, by-laws or other constituent documents of such Subsidiary, or otherwise) on the right of such Subsidiary from time to time to (w) declare and pay Stock Payments with respect to capital stock owned by the Company or any Subsidiary,
(x) pay any Indebtedness, obligations or liabilities from time to time owed to the Company or any Subsidiary including, without limitation, any management fees, tax payments or otherwise pursuant to any contractual arrangement for the provision of goods or services, or (y) make loans or advances to the Company or any Subsidiary, or (z) transfer any of its properties or assets to the Company or any Subsidiary, except:

  (a)  Restrictions pursuant to this Agreement;

  (b) Legal restrictions of general applicability under the corporation law under which such Subsidiary is incorporated, and fraudulent conveyance or similar laws or general applicability for the benefit of creditors of such Subsidiary generally;

  (c) With respect to clause (z) above: (i) non-assignment provisions of any executory contract or of any lease by the Company or such Subsidiary as lessee, and (ii) restrictions on transfer of property subject to a Permitted Lien for the benefit of the holder of such Permitted Lien;

  (d) Any restriction contained in an agreement or instrument applicable to a Subsidiary of the Company acquired by the Company or its Subsidiary after the date hereof, which restriction was not entered into in connection with or in contemplation of such acquisition, and which restriction is not applicable to any Person, property or assets, other than such acquired Subsidiary and its property and assets;

  (e)  Any restriction or limitation imposed by an Official
Body having jurisdiction thereof.

                           ARTICLE VII

                        EVENTS OF DEFAULT

  7.01 If one or more of the following described Events of Default shall occur, that is to say:

  (a) The Company shall default in the payment when due of principal of any Note; or

  (b) The Company shall default in the payment when due of interest on any Note, or of any Facility Fee, or any other fee payable hereunder, and such default shall have continued for a period of five days thereafter; or

  (c) The Company shall default in the observance, performance or fulfillment of any covenant contained in Article
VI hereof, or any of the covenants contained in Sections 5.04(a), 5.04(b), 5.07, 5.09 or 5.10 hereof; or

  (d) Any representation or warranty made by the Company herein or in any other Loan Document, or any certificate or financial statement furnished pursuant to the provisions hereof or thereof, shall prove to have been incorrect, false or misleading in any material respect as of the time made, furnished or deemed made; or

  (e) The Company shall default in the observance, performance or fulfillment of any other covenant, condition or provision hereof (not otherwise referred to in (a), (b), (c) or (d) above) and such default shall not be remedied for a period of 30 days after written notice thereof to the Company from the Agent or the holder of any Note issued hereunder; or

  (f) The Company or any Subsidiary of the Company shall default (i) in any payment of principal of or interest on any Indebtedness in principal amount of $500,000 or more beyond any period of grace provided with respect thereto, or (ii) in the performance of any other covenant, term or condition contained in any agreement under which any such Indebtedness is created, if the effect of such default is to cause or permit the holder or holders of such obligation or their agents (or trustee on behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity; or

  (g) Any ERISA Group Member shall fail to pay when due any amount which it shall have become liable to pay under Title IV of ERISA; or notice of an intent to terminate any Plan shall be filed under Title IV of ERISA by any ERISA Group Member, any Plan Administrator or any combination of the foregoing unless the assets of the Plan to be terminated are sufficient to discharge when due all obligations of such Plan; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability in respect of, or to cause a trustee to be appointed to administer any Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Plans which could cause one or more ERISA Group Members to incur a current payment obligation; or

  (h) One or more judgments for the payment of money shall have been entered against the Company or any Subsidiary of the Company, which judgment or judgments exceed $1,000,000 in the aggregate and such judgment or judgments shall have remained undischarged and unstayed for a period of thirty days; or

  (i)  This Agreement, any Guaranty or any other Loan Document
(or any material provision of any of the foregoing) shall, for any reason, be or become, in whole or in material part, nullified or other than in full force and effect; or

  (j) Any action or proceeding is initiated against the Company or any Subsidiary of the Company by any Official Body which, if resolved against the Company or such Subsidiary, could, either individually or in the aggregate, reasonably be expected to restrict the ability of the Company to repay outstanding loans hereunder; or

  (k) An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any Subsidiary of the Company or of a substantial part of the property or assets of the Company or such Subsidiary under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary of the Company or for a substantial part of the property or assets of the Company or such Subsidiary or (iii) the winding-up or liquidation of the Company or a Subsidiary of the Company and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

  (l) The Company or a Subsidiary of the Company shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under the Federal bankruptcy laws, or any other similar applicable Federal or State law, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or of a substantial part of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or corporate action shall be taken by the Company or such Subsidiary in furtherance of any of the aforesaid purposes;

then, (i) as to any Event of Default specified under subsections
(a) through (j) of this Article VII, the Banks shall be under no further obligation to make Loans hereunder and the Agent shall, upon the request of the Required Banks, by notice to the Company, declare the unpaid balance of all Notes then outstanding and interest accrued thereon and all other liabilities of the Company hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable, without presentment, demand, protest or notice or any kind, all of which are hereby expressly waived; and (ii) as to any Event of Default specified under subsections (k) or (l) of this Article VII, the Banks shall be under no further obligation to make Loans hereunder and the unpaid balance of all Notes outstanding hereunder and interest accrued thereon and all other liabilities of the Company hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

                          ARTICLE VIII

                           THE AGENT

  8.01. Appointment. Each Bank hereby appoints Mellon Bank, N.A. as Agent for such Bank under this Agreement and irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Agent agrees to act as such, upon the express conditions contained in this Article VIII. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall have no duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent. The provisions of this Article VIII are solely for the benefit of the Agent and the Banks, and neither the Company nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as Agent of the Banks and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Company. Each Bank agrees that the rights and remedies granted to the Agent under this Agreement shall be exercised exclusively by the Agent, and that no Bank shall have any right individually to exercise any such right or remedy, except to the extent provided herein.

  8.02. Delegation of Duties. The Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 8.03.

  8.03. Exculpatory Provisions. None of the Agent or any of its officers, directors, employees, representatives, agents, attorneys-in-fact or Affiliates shall be (i) liable to the Banks for any action lawfully taken or omitted to be taken by it for such person under or in connection with this Agreement (except for its or such person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Company or any of its officers contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement, or for any failure of the Company or any of its officers to perform its obligations hereunder or thereunder. The Agent shall be under no obligation to any Bank or ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Company. The Agent shall not be responsible to any Bank for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement, the Notes, the Guaranties or any other Loan Documents or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished by the Agent to the Banks or by or on behalf of the Company to the Agent or any Bank, or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Potential Default or Event of Default. The duties and responsibilities of the Agent under this Agreement shall be mechanical and administrative in nature. The Agent shall be under no obligation to take any action hereunder if the Agent believes in good faith that taking such action may conflict with any Law or provision of this Agreement.

  8.04. Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including without limitation counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take or continue to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Banks (or to the extent specifically provided herein, of all of the Banks) as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Banks (or to the extent specifically provided, of all the Banks), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks.

  8.05. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default hereunder unless the Agent has received notice from a Bank or the Company referring to this Agreement, describing such Potential Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such notice, the Agent shall give prompt notice thereof to the Banks. The Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Required Banks, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Default or Event of Default as it shall deem advisable in the best interests of the Banks.

  8.06. Non-Reliance on Agent and Other Banks. Each Bank expressly acknowledges that none of its officers, directors, employees, agents, representatives, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Company and made its own decision to make its Commitment hereunder and enter into this Agreement.
Each Bank also represents that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the Business, Assets, operations, property, financial and other conditions, prospects and creditworthiness of the Company. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Company which may come into the possession of the Agent or any of its officers, directors, employees, agents, representatives, attorneys-in-fact or Affiliates.

  8.07. Indemnification. The Banks agree to indemnify the Agent in its capacity as such ratably according to their respective Commitments (or if the Total Commitment has been terminated and all Loans have been repaid, their respective Commitments immediately prior to such termination and repayment) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the repayment of the Loan) be imposed on, incurred by or asserted against the Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Loan Documents or other documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Company or any of its Subsidiaries, provided that no Bank shall be liable to the Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent. The agreements in this Section
8.07 shall survive the payment of all the Loans.

  8.08. Agent In Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company and its Subsidiaries as though the Agent were not the Agent hereunder. With respect to the Loan made by it, the Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Agent and the terms "Bank" and "Banks" shall include the Agent in its individual capacity.

  8.09. Successor Agent. The Agent may resign at any time by giving 30 days' prior written notice thereof to the Banks and the Company. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after such notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent. Upon the acceptance by a successor Agent of its appointment as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the properties, rights, powers, privileges and duties of the former Agent, without further act, deed or conveyance. Upon the effective date of resignation of a retiring Agent, such Agent shall be discharged from its duties as Agent under this Agreement but the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If and so long as no successor Agent shall have been appointed, then any notice or other communication required or permitted to be given by the Agent shall be sufficiently given if given by the Required Banks, all notices or other communications required or permitted to be given to the Agent shall be given to each Bank, and all payments to be made to the Agent shall be made directly to the Company or Bank for whose account such payment is made.

  8.10. Calculations. The Agent shall not be liable for any calculation, apportionment or distribution of payments made by it in good faith. If such calculation, apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Bank to whom payment was due but not made shall be to recover from the other Banks any payment in excess of the amount to which they are determined to be entitled.

  8.11. Funding by Agent. Unless the Agent shall have been notified in writing by any Bank not later than the close of business on the day before the day on which Loans are requested by the Company to be made that such Bank will not make its ratable share of such Loans, the Agent may assume that such Bank will make its ratable share of the Loans, and in reliance upon such assumption the Agent may (but in no circumstances shall be required to) make available to the Company a corresponding amount. If and to the extent that any Bank fails to make such payment to the Agent on such date, such Bank shall pay such amount on demand (or, if such Bank fails to pay such amount on demand, the Company shall pay such amount on demand), together with interest, for the Agent's own account, for each day until repayment to the Agent from and including the date of the Agent's payment to and including the date which is two days thereafter at the Federal Funds Effective Rate for each such day and for each day thereafter (before and after judgment) at the rate or rates per annum applicable to such Loans. All payments to the Agent under this Section shall be made to the Agent at its Office in Dollars in funds immediately available at such Office, without set-off, withholding, counterclaim or other deduction of any nature.


                               ARTICLE IX

                              MISCELLANEOUS

  9.01. Holidays. Unless specifically otherwise provided herein, whenever any payment or action to be made or taken hereunder shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

  9.02. Records. The unpaid principal amount of the Loans owing to each Bank, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount, the duration of such applicability, each Bank's Current Commitment, and the accrued and unpaid Facility Fees and Agent s Fees shall at all times be ascertained from the records of the Agent, which shall be conclusive absent manifest error.

  9.03. Amendments and Waivers. Neither this Agreement nor any other Loan Document may be amended, modified or supplemented except in accordance with the provisions of this Section.
Subject to the consent of the requisite Banks as hereinafter provided, the Agent and the Company may from time to time amend, modify or supplement the provisions of this Agreement or any other Loan Document for the purpose of amending, adding, to, or waiving any provisions, or changing in any manner the rights and duties of the Company, the Agent or any Bank. Any such amendment, modification or supplement made by the Company and the Agent in accordance with the provisions of this Section shall be binding upon the Company, each Bank and the Agent. The Agent shall enter into such amendments, modifications or supplements from time to time as directed by the Required Banks, and only as so directed, provided, that no such amendment, modification or supplement may be made which will:

  (a) Increase the Commitment of any Bank over the amount thereof then in effect, or extend any Maturity Date without the written consent of each Bank affected thereby;

  (b) Reduce the principal amount of or extend the time for any scheduled payment of principal of any Loan, or reduce the rate or amount of interest or extend the time for payment of interest borne by any Loan or extend the time for payment of or reduce the amount of any Facility Fee or reduce or postpone the date for payment of any other fees, expenses, indemnities or amounts payable under this Agreement, without the written consent of each Bank affected thereby;

  (c)  Change the definition of "Required Banks" or amend this
Section 9.03, without the written consent of all the Banks;

  (d) Amend or waive any of the provisions of Article VIII hereof, or impose additional duties upon the Agent or otherwise adversely affect the rights, interests or obligations of the Agent, without the written consent of the Agent;

and provided further, that any such amendment, modification or supplement must be in writing and shall be effective only to the extent set forth in such writing. Any Event of Default or Potential Default waived or consented to in any such amendment, modification or supplement shall be deemed to be cured and not continuing to the extent and for the period set forth in such waiver or consent, but no such waiver or consent shall extend to any other or subsequent Event of Default or Potential Default or impair any right consequent thereto.

  9.04. No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure of the Agent or any Bank in exercising any right, power or privilege under this Agreement or any Note shall affect any other or future exercise thereof or exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Agent and the Banks under this Agreement and the Notes are cumulative and not exclusive of any rights or remedies which the Agent or any Bank would otherwise have hereunder or thereunder, at law, in equity or otherwise.


  9.05.  Notices.

  (a) Except to the extent otherwise expressly permitted hereunder or thereunder, all notices, requests, demands, directions and other communications (collectively "Notices") under this Agreement shall be in writing (including telexed and telecopied communication) and shall be sent by first class mail, or by nationally recognized overnight courier, or by telex or telecopier (with confirmation in writing mailed first class or sent by such an overnight courier), or by personal delivery. All notices shall be sent to the applicable party at the address stated on the signature pages hereof or in accordance with the last unrevoked written direction from such party to the other parties hereto, in all cases with postage or other charges prepaid. Any such properly given notice to the Agent or any Bank shall be effective when received. Any such properly given notice to the Company shall be effective on the earliest to occur of receipt, telephone confirmation of receipt of telex or telecopy communication, one Business Day after delivery to a nationally recognized overnight courier, or three Business Days after deposit in the mail.

  (b) Any Bank giving any notice to the Company or any other party hereto shall simultaneously send a copy thereof to the Agent, and the Agent shall promptly notify the other Banks of the receipt by it of any such notice.

  (c) The Agent and each Bank may rely on any notice (whether or not such notice is made in a manner permitted or required by this Agreement or any other Loan Document purportedly made by or on behalf of the Company, and neither the Agent nor any Bank shall have any duty to verify the identity or authority of any Person giving such notice.

  9.06.  Expenses; Taxes; Indemnity.

  (a) The Company agrees to pay or cause to be paid and to save the Agent and each of the Banks harmless against liability for the payment of all reasonable out-of-pocket costs and expenses (including but not limited to reasonable fees and expenses of counsel, including internal counsel for the Agent or any Bank, local counsel, auditors, consulting engineers, appraisers, and all other professional, accounting, evaluation and consulting costs) incurred by the Agent or any Bank from time to time arising from or relating to (i) any requested amendments, modifications, supplements, waivers or consents (whether or not ultimately entered into or granted) to this Agreement, and (ii) the enforcement or preservation of rights under this Agreement (including but not limited to any such costs or expenses arising from or relating to collection or enforcement of an outstanding Loan or any other amount owing hereunder or thereunder by the Agent or any Bank, and any litigation, proceeding (including any bankruptcy proceeding), dispute, work-out, restructuring or rescheduling related in any way to this Agreement).

  (b) The Company hereby agrees to pay all stamp, document, transfer, recording, filing, registration, search, sales and excise fees and taxes and all similar impositions now or hereafter determined by the Agent or any Banks to be payable in connection with this Agreement or any other documents, instruments or transactions pursuant to or in connection herewith or therewith, and the Company agrees to save the Agent and each Bank harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such fees, taxes or impositions.

  (c) The Company hereby agrees to reimburse and indemnify each of the Agent, the Banks, and their respective Affiliates, officers, directors, employees, attorneys and agents (the "Indemnified Parties") from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnified Party, including internal counsel, in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnified Party shall be designated a party thereto) that may at any time be imposed on, asserted against or incurred by such Indemnified Party as a result of, or arising out of, or in any way related to or by reason of, this Agreement or any transaction from time to time contemplated hereby or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Loan and (without in any way limiting the generality of the foregoing) any violation or breach of any Environmental Law or any other Law by the Company or any Subsidiary of the Company or any Environmental Affiliate of any of them; any Environmental Claim arising out of the management, use, control, ownership or operation of property by any of such Persons, including all on-site and off-site activities involving Environmental Concern Materials; or any exercise by the Agent or any Bank or any of its rights or remedies under this Agreement; but excluding any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the negligence or willful misconduct of such Indemnified Party, as finally determined by a court of competent jurisdiction. If and to the extent that the foregoing obligations of the Company under this subsection (c), or any other indemnification obligation of the Company hereunder are unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable Law.

  9.07. Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

  9.08.  Prior Understandings.  This Agreement and the other
Loan Documents supersede all prior and contemporaneous understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein and therein.

  9.09. Duration; Survival. All representations and warranties contained herein or made in connection herewith shall survive the making of, and shall not be waived by the execution and delivery, of this Agreement, any investigation by or knowledge of the Agent or any Bank, the making of any Loan, or any other event or condition whatever. All covenants and agreements contained herein shall continue in full force and effect from and after the date hereof so long as the Company may borrow hereunder and until payment in full of all obligations. Without limitation, all obligations of the Company hereunder to make payments to or indemnify the Agent or any Bank shall survive the payment in full of all other obligations hereunder, termination of the Company's right to borrow hereunder, and all other events and conditions whatever.

  9.10. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

  9.11. Limitation on Payments. The parties hereto intend to conform to all applicable Laws in effect from time to time limiting the maximum rate of interest that may be charged or collected. Accordingly, notwithstanding any other provision hereof, the Company shall not be required to make any payment to or for the account of any Bank, and each Bank shall refund any payment made by the Company, to the extent that such requirement or such failure to refund would violate or conflict with nonwaivable provisions of applicable Laws limiting the maximum amount of interest which may be charged or collected by such Bank.

  9.12. Set-Off. The Company hereby agrees that, to the fullest extent permitted by law, if an Event of Default or Potential Default shall have occurred and be continuing or shall exist and if any obligation of the Company hereunder shall be due and payable (by acceleration or otherwise), each Bank shall have the right, without notice to the Company, to set-off against and to appropriate and apply to such obligation any Indebtedness, liability or obligation of any nature owing to the Company by such Bank, including but not limited to all deposits (whether time or demand, general or special, provisionally credited or finally credited, whether or not evidenced by a certificate of deposit) now or hereafter maintained by the Company with such Bank. Such right shall be absolute and unconditional in all circumstances and, without limitation, shall exist whether or not such Bank or any other Person shall have given notice or made any demand to the Company or any other Person, whether such Indebtedness, obligation or liability owed to the Company is contingent, absolute, matured or unmatured (it being agreed that such Bank may deem such indebtedness, obligation or liability to be then due and payable at the time of such set-off), and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to any Bank or any other Person. The Company hereby agrees that, to the fullest extent permitted by law, any Participant and any branch, Subsidiary or Affiliate of any Bank or any Participant shall have the same rights of set-off as a Bank as provided in this Section (regardless of whether such Participant, branch, Subsidiary or Affiliate would otherwise be deemed in privity with or a direct creditor of the Company). The rights provided by this Section are in addition to all other rights and remedies which any Bank (or any such Participant, branch, Subsidiary or Affiliate) may otherwise have under this Agreement, at Law or in equity, or otherwise, and nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on the rights of set-off or bankers' lien of any such Person.

  9.13. Sharing of Collections. The Banks hereby agree among themselves that if any Bank shall receive (by voluntary payment, realization upon security, set-off or from any other source) any amount on account of the Loans, interest thereon, or any other obligation contemplated by this Agreement to be made by the Company pro rata to all Banks in greater proportion than any such amount received by any other Bank, then the Bank receiving such proportionately greater payment shall notify each other Bank and the Agent of such receipt, and equitable adjustment will be made in the manner stated in this Section so that, in effect, all such excess amounts will be shared ratably among all of the Banks.
The Banks receiving such excess amount shall purchase (which it shall be deemed to have done simultaneously upon the receipt of such excess amount) for cash from the other applicable Banks a participation in the applicable obligations owed to such other Banks in such amount as shall result in a ratable sharing by all Banks of such excess amount (and to such extent the receiving Bank shall be a Participant). If all or any portion of such excess amount is thereafter recovered from the Bank making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law to be paid by the Bank making such purchase. The Company hereby consents to and confirms the foregoing arrangements. Each Participant shall be bound by this Section as fully as if it were a Bank hereunder.

  9.14.  Successors and Assigns; Participations; Assignments.

  (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, the Banks, and all future holders of the Notes, the Agent and their respective successors and assigns, except that the Company may not assign or transfer any of its rights hereunder or interests herein without the prior written consent of all the Banks and the Agent, and any purported assignment without such consent shall be void.

  (b) Participations. Any Bank may, in the ordinary course of its business and in accordance with applicable Law, at any time sell participations to one or more commercial banks or other Persons (each a "Participant") in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the Loans owing to it and any Note held by it); provided, that

  (i) any such Bank's obligations under this Agreement shall remain unchanged,

  (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations,

  (iii) the parties hereto shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and

  (iv)  such Participant shall be bound by the provisions of
Section 9.13 hereof.

The Company agrees that any such Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 9.06 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided, that no such Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred to such Participant had no such transfer occurred.

  (c) Assignments. Any Bank may, in the ordinary course of its business and in accordance with applicable Law, at any time assign all or a portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments and Loans owing to it and any Note held by it) to any Bank, any Affiliate of a Bank or to one or more additional commercial banks or other Persons (each a "Purchasing Bank"); provided, that

  (i) any such assignment to a Purchasing Bank which is not a Bank or an Affiliate of a Bank shall be made only with the consent of the Company and the Agent (which in each case shall not be unreasonably withheld or delayed), provided, however, that the consent of the Company required by this Subsection (i) of
Section 9.14(c) shall not be required at any time during the occurrence, continuance, or existence of an Event of Default or Potential Default, and

  (ii) each such assignment shall be of a constant, and not a varying, percentage of each Commitment of the transferor Bank and of all of the transferor Bank's rights and obligations under this Agreement.

In order to effect any such assignment, the transferor Bank and the Purchasing Bank shall execute and deliver to the Agent a notice of such assignment (which shall be signed on behalf of the Purchasing Bank and the transferor Bank and shall include the effective date of such assignment (the "Assignment Effective Date"), the portion of the Commitment and Loans being assigned, the name, address and payment and notice instructions of the Purchasing Bank and the consents required in Clause (i) above) (the "Assignment Notice"), together with any Note subject to such assignment (the "Transferor Bank Notes") and a processing and recording fee of $2,000; and, upon receipt thereof, the Agent shall accept such Assignment Notice and the Agent shall record such acceptance in the Register. Upon such execution, delivery, acceptance and recording, from and after the Assignment Effective Date specified in such Assignment Notice

  (x) the Purchasing Bank shall be a party hereto and, to the extent provided in such Assignment Notice, shall have the rights and obligations of a Bank hereunder, and

  (y) the transferor Bank thereunder shall be released from its obligations under this Agreement to the extent so transferred (and, in the case of an Assignment Notice covering all or the remaining portion of a transferor Bank's rights and obligations under this Agreement, such transferor Bank shall cease to be a party to this Agreement) from and after the Assignment Effective Date.

On or prior to the Assignment Effective Date specified in an Assignment Notice, the Company, at its expense, shall execute and deliver to the Agent (for delivery to the Purchasing Bank) a new Note evidencing such Purchasing Bank's assigned Commitments or Loans and (for delivery to the transferor Bank) a replacement
Note in the principal amount of the Loans or Commitments retained by the transferor Bank (such Notes to be in exchange for, but not in payment of, those notes then held by such transferor Bank). Each such replacement Note shall be dated the date and be substantially in the form of the predecessor Note. The Agent shall mark the predecessor Notes, "exchanged" and deliver them to the Company. Accrued interest and accrued fees shall be paid to the Purchasing Bank at the same time or times provided in the predecessor Notes, and this Agreement.

  (d) Register. The Agent shall maintain at its office a register (the "Register") for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Loans owing to, each Bank from time to time. The entries in the Register shall be conclusive (absent manifest error) and the Company, the Agent and the Banks may treat each person whose name is recorded in the Register as a Bank hereunder for all purposes of the Agreement. The Register shall be available for inspection by the Company or any Bank at any reasonable time and from time to time upon reasonable prior notice.

  (e) Financial and Other Information. Subject to the provisions of the second sentence of this Section 9.14(e), the Company authorizes the Agent and each Bank to disclose to any Participant or Purchasing Bank (each, a "transferee") and any prospective transferee any and all financial and other information in the possession of the Agent or such Bank, as the case may be, concerning the Company and its Subsidiaries and Affiliates which has been or may be delivered to such Person by or on behalf of the Company in connection with this Agreement or the Agent's or such Bank's credit evaluation of the Company and its Subsidiaries and Affiliates. Each Bank and the Agent agrees (on behalf of itself and each of its Affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Company pursuant to this Agreement, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process,
(ii) to counsel for any of the Banks or the Agent, (iii) to bank examiners, auditors or accountants, (iv) to the Agent or any other Bank, (v) in connection with any litigation to which any one or more of the Banks is a party or (vi) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to the respective Bank a confidentiality agreement in such form and substance as is customary in transactions of this type and consistent with this Section; provided, further, that, unless specifically prohibited by applicable law or court order, each Bank shall, prior to disclosure thereof, notify the Company of any request for disclosure of any such non-public information (x) by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Bank by such governmental agency) or (y) pursuant to legal process; and provided, finally, that in no event shall any Bank or the Agent be obligated or required to return any materials furnished by the Company. Each Bank agrees that it will not use any non-public information supplied to it by the Company pursuant to this Agreement for any purpose unrelated to this Agreement and the Loans.

  (f) Assignments to Federal Reserve Bank. Any Bank may at any time assign all or any portion of its rights under this Agreement, including without limitation any Loans owing to it, and any Note held by it to a Federal Reserve Bank. No such assignment shall relieve the transferor Bank from its obligations hereunder.

  9.15.  Governing Law; Submission to Jurisdiction; Waiver of
Jury Trial; Limitation of Liability.

(a)  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY,
CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE
COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO CHOICE OF LAW
PRINCIPLES.

(b)  Certain Waivers.  THE COMPANY HEREBY IRREVOCABLY AND
UNCONDITIONALLY:

  (i)  AGREES THAT ANY ACTION, SUIT OR PROCEEDING BY ANY
PERSON ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (COLLECTIVELY, "RELATED LITIGATION") MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN ALLEGHENY COUNTY, PENNSYLVANIA, AND SUBMITS TO THE JURISDICTION OF SUCH COURTS (BUT NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT OR ANY BANK TO BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM);

  (ii)  WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO
THE LAYING OF VENUE OF ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY SUCH RELATED LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND WAIVES ANY RIGHT TO OBJECT, WITH RESPECT TO ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER THE COMPANY;

  (iii) CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY RELATED LITIGATION BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO THE COMPANY AT THE ADDRESS FOR NOTICES DESCRIBED IN SECTION 9.05 HEREOF (TO THE ATTENTION OF "GENERAL COUNSEL"), AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID
AND    EFFECTIVE SERVICE (BUT NOTHING HEREIN SHALL AFFECT THE
VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW); AND

  (iv)  WAIVES THE RIGHT TO TRIAL BY JURY IN ANY RELATED
LITIGATION.

  (c)  Limitation of Liability.  TO THE FULLEST EXTENT
PERMITTED BY LAW, NO CLAIM MAY BE MADE BY THE COMPANY AGAINST THE AGENT ANY BANK OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, ATTORNEY OR AGENT OF ANY OF THEM FOR ANY SPECIAL INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (WHETHER FOR BREACH OF CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY). THE COMPANY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER SUCH CLAIM PRESENTLY EXISTS OR ARISES HEREAFTER AND WHETHER OR NOT SUCH CLAIM IS KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.








[Remainder of Page Intentionally Left Blank]

[Signatures on Following Page]

  IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the date first above written.

AMPCO-PITTSBURGH CORPORATION.

By:
   (Signature)

Name:  Robert J. Reilly
Title:  Vice President- Finance and Treasurer

Address for Notices:

600 Grant Street
Suite 4600
Pittsburgh, PA  15219
Attention:  Robert J. Reilly
Telephone:  (412) 456-4410
Telecopier:  (412) 456-4404


MELLON BANK, N.A., individually and as Agent

By:
   (Signature)

Name:  Peter K. Lee

Title:   Vice President

Address for Notices:

One Mellon Bank Center
Pittsburgh, PA 15158
Attention: Peter K Lee
Telephone: (412) 234-1913
Telecopier: (412) 234-8888


PNC BANK, NATIONAL ASSOCIATION.

By:
   (Signature)

Name:  Mark W. Rutherford

Title:   Vice President

Address for Notices:

249 Fifth Avenue
Pittsburgh PA  15265
Telephone: (412) 762-6278
Telecopier: (412) 762-6484




                                  EXHIBIT A
                             To Credit Agreement

                        AMPCO-PITTSBURGH CORPORATION
                               Promissory Note

$                                                  Pittsburgh, Pennsylvania
                                                         ________ ___, 1998

FOR VALUE RECEIVED, the undersigned AMPCO-PITTSBURGH CORPORATION, a ___________ corporation (the "Company"), hereby promises to pay
to the order of                  (the "Bank"), on the Maturity
Date for each Loan (whether a Base Rate Loan or a Euro-Rate Loan) made by the Bank to the Company pursuant to the Agreement described below, the lesser of (i) the principal sum of
             Dollars ($                ) or (ii) the unpaid
principal amount of all such Loans made by the Bank maturing on such Maturity Date. The Company further promises to pay to the order of the Bank interest on the unpaid principal amount hereof from time to time outstanding at the rate or rates per annum determined pursuant to Section 2.07 of, or as otherwise provided in, the Agreement, payable on the dates set forth in Section 2.07 of, or as otherwise provided in, the Agreement.

This Promissory Note is one of the Notes referred to in the Revolving Credit Agreement dated as of _______ ___, 1998, among the Company, the Banks named in Section 2.01 thereof, and Mellon Bank, N.A., as Agent (as the same may from time to time be amended or modified, the "Agreement"), which Agreement, among other things, contains provisions for prepayments on account of principal hereof prior to the maturity hereof and also for acceleration of the maturity hereof upon the happening of certain stated events, upon the terms and conditions therein specified. Terms defined in the Agreement shall have the same meanings herein.

The Company hereby expressly waives presentment, demand, protest, and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Promissory Note and the Agreement, and an action for amounts due hereunder or thereunder shall immediately accrue.

This Promissory Note shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania.

AMPCO-PITTSBURGH CORPORATION.

By: ________________________________
    (Signature)

Name: _____________________________

Title: ______________________________






                               EXHIBIT B

                         Form of LOAN Request



Mellon Bank, N.A., as
   Agent for the Banks Parties
   to the Credit Agreement
One Mellon Bank Center, Suite
Pittsburgh, PA 15258

Attention:

Ladies & Gentlemen:

The undersigned, AMPCO-PITTSBURGH CORPORATION., refers to the 364 Day Revolving Credit Agreement dated as of _______ ___, 1998 (the "Credit Agreement") (Terms defined in the Credit Agreement are used herein as therein defined), among Ampco-Pittsburgh Corporation Corp., certain Banks parties thereto, and Mellon Bank, N.A., as agent for said Banks and hereby gives you notice, pursuant to Section 2.04 of the Credit Agreement, irrevocably, that the undersigned hereby requests a Set of Loans under the Credit Agreement (the "Proposed Borrowing"), and in connection therewith sets forth the following information relating to such Set of Loans as required by Section 2.04 of the Credit Agreement:

(i)  The Business Day on which the Proposed Borrowing is to be
made is              , 199 ;

(ii)  The Interest Rate Option applicable to the Proposed
Borrowing is the [Base Rate Option] [Euro-Rate Option];

(iii)  The aggregate principal amount of the Proposed Borrowing
is $            ;

(iv)  The Interest Period to apply to the Proposed Borrowing is [
      days] [         months].

Very truly yours,

AMPCO-PITTSBURGH CORPORATION.

By:
   (Signature)

Name

Title: